UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)

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Filed by a Party other than the Registrant ☐

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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12

DELEK US HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

To Our Stockholders:

Notice is hereby given that the 2017 Annual Meeting of Stockholders (the "Annual Meeting") of Delek US Holdings, Inc. (the “Company”) will be held on May 8, 2017 at 2:00 p.m., central daylight saving time, at the Drury Plaza Hotel, Bending Chestnut Room, 1874 West McEwen Drive, Franklin, Tennessee 37067, for the following purposes:

(1)
To elect the six nominees named in the accompanying Proxy Statement as directors of the Company to serve until the 2018 Annual Meeting and until their respective successors are elected and have been qualified;

(2)	To adopt the advisory resolution approving the Company's executive compensation program for our named executive officers as described in this Proxy Statement;

(3)	To select, on an advisory basis, the frequency of advisory votes on the Company's executive compensation program for named executive officers by our stockholders;

(4)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year; and

(5)	To transact any other business properly brought before the Annual Meeting.

Additional information concerning the matters to be voted upon at the Annual Meeting is set forth in the accompanying Proxy Statement. Stockholders of record of the Company’s Common Stock as of the close of business on March 15, 2017 are entitled to notice of, and to vote at, the Annual Meeting. You are cordially invited to attend the Annual Meeting in person.

Whether or not you plan to attend the Annual Meeting in person, please mark your votes, then date and sign the enclosed form of proxy and return it promptly in the enclosed postage-paid envelope. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person if you wish to do so.

By Order of the Board of Directors,
Amber Ervin
General Counsel and Secretary
Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, TN 37027
April 6, 2017

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 8, 2017

Our proxy statement and Annual Report to Stockholders for our 2016 fiscal year are available at http://phx.corporate-ir.net/phoenix.zhtml?c=196835&p=irol-proxy.

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DELEK US HOLDINGS, INC.
7102 Commerce Way
Brentwood, Tennessee 37027

ANNUAL MEETING OF STOCKHOLDERS
May 8, 2017

PROXY STATEMENT

QUESTIONS AND ANSWERS

1. Why am I receiving these materials? This Proxy Statement and enclosed form of proxy (first mailed to stockholders on or about April 6, 2017) are furnished in connection with the solicitation by our Board of Directors (the "Board") of proxies for use at the 2017 Annual Meeting of Stockholders (the "Annual Meeting"), or at any adjournment thereof. The Annual Meeting will be held on May 8, 2017 at 2:00 p.m., central daylight saving time, at the Drury Plaza Hotel, Bending Chestnut Room, 1874 West McEwen Drive, Franklin, Tennessee 37067. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement. Unless otherwise indicated or the context requires otherwise, the terms “Delek,” “we,” “our,” the “Company” and “us” are used in this Proxy Statement to refer to Delek US Holdings, Inc. and its consolidated subsidiaries.

2. What are the purposes of the Annual Meeting? The Annual Meeting is being held: (1) to elect the six nominees named in this Proxy Statement as directors of the Company, each to serve for a term of one year until the 2018 Annual Meeting of Stockholders (the "2018 Annual Meeting") and until the election and qualification of his successor or earlier termination of service; (2) to adopt the advisory resolution approving the Company's executive compensation program for our named executive officers; (3) to select, on an advisory basis, the frequency of advisory votes on the Company's executive compensation program for named executive officers by our stockholders; (4) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017; and (5) to transact such other business as may properly be brought before the Annual Meeting or at any adjournment thereof. Members of the Company's management may also discuss our business and be available to respond to appropriate questions from stockholders.

3. How may I obtain the Company’s Annual Report for the fiscal year ended December 31, 2016? Copies of our Annual Report to Stockholders and Annual Report on United States Securities and Exchange Commission (“SEC”) Form 10-K accompany this Proxy Statement. These documents are also available at http://phx.corporate-ir.net/phoenix.zhtml?c=196835&p=irol-proxy. A copy of these documents (which include our financial statements for the 2016 fiscal year) may also be obtained from us upon written request. Please refer to question 20 below for information on how to request additional information from us.

4. Who may attend the Annual Meeting? Stockholders of record as of the close of business on March 15, 2017 (the “record date”), or their duly appointed proxies, may attend the meeting. Stockholders whose shares are held through a broker or other nominee will need to bring a copy of their brokerage statement reflecting their ownership of our common stock, $0.01 par value (“Common Stock”), as of the record date.

5. Who is entitled to vote? Holders of record of our Common Stock at the close of business on the record date are entitled to vote at the Annual Meeting. On the record date, 62,023,633 shares of Common Stock were issued and outstanding excluding 5,195,791 non-voting treasury shares held by us. The Common Stock is our only outstanding class of voting securities. Each outstanding share of Common Stock is entitled to one vote for all matters before the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person. Votes submitted by proxy card and received by our transfer agent on or before 11:59 p.m. (eastern time) on May 7, 2017 will be counted. Only votes submitted in person at the Annual Meeting will be counted after that time.

6. Who is soliciting my vote? Your vote is being solicited by our Board. Certain of our officers, directors and employees, none of whom will receive additional compensation therefor, may solicit proxies by telephone or other personal communication. The Company will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of Common Stock.

7. How does the Board recommend that I vote? The Board recommends that you vote: (1) “FOR” each of the nominees to the Board; (2) “FOR” the advisory resolution approving the Company's executive compensation program for our named executive officers; (3) "FOR" the advisory resolution to present the advisory vote on the Company's executive compensation program for named executive officers to our stockholders every year; and (4) “FOR” the ratification of our independent registered public accounting firm.

8. How will voting on any other business be conducted? Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any other business is presented at the Annual Meeting, your signed proxy card gives authority to each of Ezra Uzi Yemin, our Chairman, President and Chief Executive Officer, and Assaf Ginzburg, our Executive Vice President and Chief Financial Officer, to vote your shares on such matters at their discretion.

9. What is the difference between a “stockholder of record” and a “street name” holder? These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company (“AmStock”), you are a “stockholder of record” (or “registered stockholder”) of those shares, and these proxy materials have been provided directly to you by the Company. If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “beneficial owner” of shares held in “street name.” If your shares are held in street name, these proxy materials are being forwarded to you by your brokerage, bank, trust or other nominee as custodian (the “record holder”), along with a voting instructions card.

10. How do I vote my shares if I am a stockholder of record? Enclosed is a proxy card for the shares of stock held by you on the record date. You may vote by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope. Unless otherwise indicated on the proxy card, shares represented by proxy will, if the proxy card is properly executed and received by us prior to the Annual Meeting, be voted as follows: (1) “FOR” each of the nominees to the Board; (2) “FOR” the advisory resolution approving the Company's executive compensation program for our named executive officers; (3) "FOR" the advisory resolution to present the advisory vote on the Company's executive compensation program for named executive officers to our stockholders every year; and (4) “FOR” the ratification of our independent registered public accounting firm.

11. How do I vote my shares if they are held in street name? As the beneficial owner, you have the right to direct your record holder how to vote your shares by using the voting instructions card, and the record holder is required to vote your shares in accordance with your instructions.

12. Can I revoke or change my vote? Yes. You may revoke or change your vote by: (a) notifying our Secretary in writing on or before 11:59 p.m. (eastern time) on May 7, 2017; (b) submitting a later-dated and timely proxy card by mail on or before 11:59 p.m. (eastern time) on May 7, 2017; or (c) if you are the registered stockholder and your shares are not held in street name, voting in person at the meeting. If you are a beneficial owner with your shares held in street name, you must follow the instructions of your broker, bank, trust or other nominee who is the registered stockholder of your shares to revoke a proxy. The latest-dated, timely, properly completed proxy card that you submit will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed and dated, the previously recorded vote will stand.

13. Who will count the vote? Representatives of our transfer agent, AmStock, will count the votes and act as the inspector of the elections.

14. Is my vote confidential? Proxy cards, ballots and voting tabulations that identify individual stockholders are returned directly to AmStock and are handled in a manner designed to protect your voting privacy. Your vote will not be disclosed to us except: (a) as needed to permit AmStock to tabulate and certify the vote; (b) as required by law; or (c) in limited circumstances such as a proxy contest. Additionally, all comments written on the proxy card or elsewhere will be forwarded to us, but your identity will be kept confidential unless you specifically ask that your name be disclosed.

15. What does it mean if I get more than one proxy card? If your shares are registered in more than one name or in more than one account, you will receive more than one card. Please complete and return all of the proxy cards you receive to ensure that all of your shares are voted.

16. What is a “quorum”? A “quorum” is the presence of the holders of a majority of the outstanding shares entitled to vote either in person or represented by proxy at the meeting. There must be a quorum for the Annual Meeting to be lawfully conducted. Proxies received but marked as abstentions, withheld votes and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

17. What are the voting requirements to approve each proposal? Directors are elected by a plurality of votes cast by holders of shares entitled to vote. This means that the director nominees with the most votes for the positions available are elected. A plurality of votes is also required to approve the advisory resolution on how often the advisory vote on the Company's executive compensation program for named executive officers should be presented to our stockholders. To approve the advisory resolution approving the Company's executive compensation program for our named executive officers and to approve the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, a majority of the shares present or voting at the Annual Meeting must vote in favor of each proposal.

18. What is the effect of abstentions, withheld votes and broker non-votes? Abstentions and instructions on the accompanying proxy card to withhold authority to vote will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum exists and will result in the proposal receiving fewer votes. However, the number of votes otherwise received will not be reduced by such action.

“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under New York Stock Exchange ("NYSE") rules, NYSE-

member brokers who hold shares of Common Stock in street name for their customers and have transmitted our proxy solicitation materials to their customers, but do not receive voting instructions from such customers, who are the beneficial owners of the shares, are not permitted to vote on non-discretionary items. Broker non-votes will be counted for the purpose of determining whether a quorum is present but will have no effect on the voting results of non-discretionary items.

Non-Discretionary Items. The election of directors, the approval of the advisory resolution approving the Company's executive compensation program for our named executive officers and the selection, on an advisory basis, of the frequency of advisory votes on the Company's executive compensation program for named executive officers by our stockholders are considered non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners.

Discretionary Items. The ratification of the appointment of Ernst & Young LLP as independent auditors is a discretionary item. Generally, brokers, banks and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

19. Can I change the number of copies of the Annual Meeting materials that I receive? Yes. If you share an address with another stockholder, each stockholder may not receive a separate copy of our Annual Report, Form 10-K, Notice of Annual Meeting to Stockholders, Notice of Internet Availability of Proxy Materials and Proxy Statement. We will promptly deliver a separate copy to any stockholder upon written or oral request to our Secretary, Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, Tennessee 37027, (615) 771-6701 or by sending an e-mail to Investor.Relations@DelekUS.com. If you share an address with another stockholder and (i) would like to receive multiple copies of these documents in the future, or (ii) if you are receiving multiple copies and would like to receive only one copy per household, in the future, please contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

20. How can I obtain additional information about Delek US Holdings, Inc.? Copies of our Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2016 and our other annual, quarterly and current reports we file with the SEC, and any amendments to those reports, are available free of charge on our website, which is located at http://www.DelekUS.com. These reports and the other information we file with the SEC can be read and copied at the public reference room facilities maintained by the SEC in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. The SEC’s telephone number to obtain information on the operation of the public reference room is (800) SEC-0330. These reports and other information are also filed electronically with the SEC and are available at the SEC’s website, www.sec.gov. Copies of these reports will be sent without charge to any stockholder requesting it in writing to our Secretary, at Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, Tennessee 37027. The investor relations page of our website contains our press releases, earnings releases, financial information and stock quotes, as well as links to our SEC filings. The information posted on our website is not incorporated into this Proxy Statement.

DIRECTORS AND EXECUTIVE OFFICERS

The age (as of March 15, 2017), committee membership and certain other information for each current member of our Board is set forth below along with the names, ages (as of March 15, 2017), positions with Delek and a brief description of the business experience of each of our current executive officers. Each of our incumbent directors is a nominee for election to our Board.

Directors	Age	Committees
Ezra Uzi Yemin (Chair)	48	None
William J. Finnerty (Lead Independent Director)	68	EHS (Chair), Compensation, NCG
Carlos E. Jordá	67	Compensation (Chair), EHS
Charles H. Leonard	68	NCG (Chair), Audit, EHS
Gary M. Sullivan, Jr.	70	Audit (Chair), NCG
Shlomo Zohar	65	Audit, Compensation, NCG

Executive Officers	Age	Position
Ezra Uzi Yemin	48	President / Chief Executive Officer
Assaf Ginzburg	41	Executive Vice President / Chief Financial Officer
Frederec Green	51	Executive Vice President / Chief Operating Officer
Mark D. Smith	49	Executive Vice President
Daniel L. Gordon	39	Executive Vice President
Donald N. Holmes	66	Executive Vice President
Avigal Soreq	39	Executive Vice President / Chief Commercial Officer
Ernest C. Cagle	65	Executive Vice President
Anthony L. (Tony) Miller	54	Executive Vice President
Mark Page	51	Executive Vice President
Kevin Kremke	44	Executive Vice President

Ezra Uzi Yemin has served as the Chairman of our Board since December 2012, as our Chief Executive Officer since June 2004 and as our President and a director since April 2001. He has also served as the chairman of the board of directors and chief executive officer of Delek Logistics GP, LLC ("Logistics GP") since April 2012 and as the chairman of the board of directors of Alon USA Energy, Inc. (NYSE: ALJ) ("Alon USA") since May 2015. He served as the chairman of the Board's Compensation Committee from its inception in May 2006 until March 2013. Mr. Yemin also served as our treasurer from April 2001 to November 2003 and as our secretary from May 2001 to August 2005. Mr. Yemin’s duties include the formulation of our policies and strategic direction, oversight of executive officers, and overall responsibility for our operations and performance. The Board believes that Mr. Yemin’s service on the Board provides it with important interaction with, and access to, management’s principal policy-maker that facilitates the Board’s development and implementation of Company policies.

William J. Finnerty has served as one of our directors since April 2014, as a member of our Compensation Committee and Nominating and Corporate Governance Committee (the "NCG Committee") since August 2014, as the chairman of our Environmental Health and Safety Committee (the "EHS Committee") since its inception in August 2014 and as our Lead Independent Director since November 2015. Mr. Finnerty has over 40 years of experience leading businesses in the petroleum and refining industry. From 2011 until 2012, he served as a member of the board of directors of CVR Energy Inc. (NYSE: CVI) where he chaired the environmental, health and safety committee and was a member of the nominating and corporate governance committee. Prior to retiring from Tesoro Corporation (NYSE: TSO) (“Tesoro”) in March 2010, he served as its executive vice president, strategy and corporate development from 2008 to 2010, having responsibility for developing Tesoro’s business plan and strategic plans and multiple business development and merger and acquisition initiatives. He also served as Tesoro’s chief operating officer from 2005 to 2008 where he was responsible for overall operations for manufacturing, environmental and safety, marketing, business development and supply and trading. Mr. Finnerty served on the board of directors of the National Petrochemical and Refiners Association (now known as the American Fuel & Petrochemical Manufacturers) from 2005 to 2010 and was its Vice Chairman from 2007 to 2010. Mr. Finnerty’s career began with Texaco, Inc. in 1970. Since then, he has held executive positions with Equiva Trading Company and Chevron Corporation (NYSE: CVX) in addition to Tesoro. Mr. Finnerty holds a Bachelor of Science degree in Marine Transportation from the State University of New York Maritime College and completed Texaco’s Global Leadership course in Vevey, Switzerland. The Board believes that Mr. Finnerty’s experience in all facets of the downstream sector with both integrated major oil companies and independent refiners, as well as his expertise in strategic considerations, will provide significant value to us.

Carlos E. Jordá has served as one of our directors and a member of the Board's Compensation Committee since May 2006. He has served as the chairman of the Compensation Committee since March 2013 and as a member of the EHS Committee since its inception in August 2014. Mr. Jordá served on the Board's Incentive Plan Committee from its inception in May 2010 until its dissolution in March 2013. Mr. Jordá has also served on the Board's Audit Committee from its inception in May 2006 until March 2013 and was reappointed to the Audit Committee in November 2014 and served until August 2015. In addition, he served on the NCG Committee from its inception in March 2013 until August 2014. Mr. Jordá’s experience has been primarily based in the oil and energy sector. Mr. Jordá has advised clients on potential refining and marketing projects as an employee of Gaffney Cline and Associates, a global oil and gas consulting firm, since May 2009 and as a self-employed consultant from March 2003 until May 2009. The Board believes that Mr. Jordá’s energy industry experience provides the Board with valuable expertise in energy industry matters.

Charles H. Leonard has served as one of our directors and a member of the Board's Audit Committee since May 2006 and a member of the EHS Committee since its inception in August 2014. Mr. Leonard also served on the Board's Compensation Committee from March 2013 to July 2016 and served as the chairman of the Board's Incentive Plan Committee from its inception in May 2010 until its dissolution in March 2013. Mr. Leonard served on the NCG Committee from its inception in March 2013 until August 2014 and was reappointed to the NCG Committee to serve as its chairman in November 2014. Prior to retiring in November 2011, Mr. Leonard served as chief financial officer from March 2009 to November 2011, and vice president from June 2010 to November 2011, of J.A.M. Distributing Company, a privately held provider of quality products and services in vertical markets centering on the fuel, oil and lubricants industries through its lubricant, fuel, automotive, marine, specialty and equipment divisions. The Board believes that Mr. Leonard’s energy industry experience provides the Board with valuable expertise in energy industry matters.

Gary M. Sullivan, Jr. has served as one of our directors and as the chairman of the Board's Audit Committee since August 2015. He has also served as a member of the Board's NCG Committee since July 2016. Mr. Sullivan also served as a member of the board of directors of Logistics GP and the chairman of its audit committee from November 2012 until August 2015. Mr. Sullivan is a certified public accountant and certified global management accountant and has been an adjunct faculty member at Virginia Commonwealth University's School of Business since January 2012 where he teaches accounting and auditing. From 2009 to 2012, Mr. Sullivan was a private investor. From 1975 through 2009, Mr. Sullivan served in various roles with Deloitte & Touche LLP culminating in the role of senior client partner from 2004 through 2009 and was involved in such capacity with several public companies, including sponsors of master limited partnerships. Mr. Sullivan was appointed to the Board because the Board believed that his experience as a certified public accountant and partner with Deloitte & Touche LLP provides the Board with valuable expertise in matters involving finance and accounting.

Shlomo Zohar has served as one of our directors since May 2010, has served on the Board's Audit Committee since March 2011 and served as the chairman of the Audit Committee from November 2014 to August 2015. He has served on the Board's Compensation Committee since March 2013, has served on the NCG Committee since its inception in March 2013, served as chairman of the NCG Committee from March 2013 until November 2014 and served on the Board's Incentive Plan Committee from March 2011 until its dissolution in March 2013. Mr. Zohar has worked as an independent consultant in the financial services sector since January 2006. Between January 2006 and December 2009, Mr. Zohar served as a member and chairman of the boards of directors of Israel Discount Bank Ltd., Mercantile Discount Bank Ltd., Israel Discount Capital Markets & Investments Ltd. and Israel Credit Cards, Ltd. During this time, Mr. Zohar also served as a member and vice chairman of the board of directors of Israel Discount Bank of New York and as a member of the board of directors of Discount Bancorp, Inc. The Board believes that Mr. Zohar’s financial industry experience provides the Board with valuable expertise in the Company’s financial and accounting matters.

Assaf Ginzburg has served as our Chief Financial Officer since January 2013, an Executive Vice President since May 2009 and as a Vice President since February 2005. Mr. Ginzburg has also served as a member of the board of directors and an executive vice president of Logistics GP since April 2012, as its chief financial officer since January 2013 and as a member of the board of directors of Alon USA since May 2015. Mr. Ginzburg has been a member of the Israel Institute of Certified Public Accountants since 2001. Effective June 1, 2017, Mr. Ginzburg will cease to serve as our Chief Financial Officer and will cease to be an executive officer of the Company, but will continue to serve the Company in a non-executive officer role.

Frederec Green has served as our Chief Operating Officer since November 2016, an Executive Vice President since May 2009 and was the primary operational officer for our refining operations from January 2005 to December 2016. Mr. Green has also served as a member of the board of directors and an executive vice president of Logistics GP since April 2012 and as a member of the board of directors of Alon USA since May 2015. Mr. Green has more than 25 years of experience in the refining industry, including 14 years at Murphy Oil USA, Inc., where he served as a senior vice president during his last six years. Mr. Green has experience ranging from crude oil and feedstock supply, through all aspects of managing a refining business to product trading, transportation and sales.

Mark D. Smith has served as our Executive Vice President and as a vice president of Logistics GP since May 2014. He has served as an executive vice president of Logistics GP since October 2014 and as a member of the board of directors of Alon USA since May 2015. Prior to joining us, Mr. Smith spent nine years as a vice president with Tesoro. From March 2010 until May 2014, Mr. Smith served as the vice president - development supply and logistics where he was responsible for Tesoro’s strategic supply, trading, and logistics activities. From 2008 through March 2010, Mr. Smith served as vice president - trading and risk management where he led Tesoro's trading and risk management activities.

Daniel L. Gordon has served as our Executive Vice President since August 2014, a Vice President since November 2012, an executive vice president of Logistics GP since October 2014 and as a vice president of our former subsidiary, MAPCO Express, Inc., from 2011 until the sale of our retail segment in November 2016. Prior to joining us in 2011, Mr. Gordon served as president of Aska Energy in Atlanta, Georgia since 2009.

Donald N. Holmes has been our Executive Vice President of human resources since August 2012 and has served as our principal human resources officer since joining us in November 2011. Mr. Holmes has also served as an executive vice president of Logistics GP since April 2012. Prior to joining us, Mr. Holmes served as senior vice president, human resources for Central Parking Corporation from January 2002 through September 2011.

Avigal Soreq has served as our Chief Commercial Officer since November 2016, an Executive Vice President since August 2015 and as a Vice President since December 2012. He has also served as a member of the board of directors of Alon USA since May 2015. Prior to joining us in October 2011, Mr. Soreq worked in business development for SunPower Corporation (NASDAQ: SPWR). Prior to joining SunPower Corporation, Mr. Soreq worked as a senior finance and business consultant for Trabelsy & Co. and as a consultant in the corporate finance department for KPMG’s Tel-Aviv office. Mr. Soreq served in the Israeli Air Force in various roles between 1996 and 2004 and reached the rank of Major. Mr. Soreq is a certified public accountant in Israel.

Ernest C. Cagle has served as our Executive Vice President and as president of our subsidiaries, Lion Oil Company and Delek Refining, Inc., since December 2016. From October 2011 to 2016, Mr. Cagle served as a Vice President of the Company. Mr. Cagle has more than 30 years of experience in the refining industry, including 15 years at Murphy Oil USA, Inc., where he served in various positions, including director of supply and manufacturing, vice president of refining, and vice president of refining support during his last 10 years.

Anthony L. Miller has served as our Executive Vice President since August 2015 and served as a Vice President in our retail segment from September 2009 until the sale of our retail segment in November 2016. Mr. Miller has over 25 years of experience in the retail and consumer packaged goods industries, including over eight years with Thorntons Incorporated, an operator of convenience stores based in Louisville, Kentucky, where he eventually served as a senior vice president. Prior to 2002, Mr. Miller worked for Coca-Cola Bottling in various marketing and operational capacities.

Mark Page has served as our Executive Vice President since March 2017 and served as a Vice President since May 2014. From December 2012 to May 2014, Mr. Page served as a Vice President of Renewable Fuels at our subsidiary, Delek Marketing & Supply, LLC. Prior to joining Delek, Mr. Page served as president of United Energy Group from October 2008 to March 2011 and as chief operating officer of Eco-Energy, Inc. from January 2006 to October 2008. Mr. Page has over 25 years of leadership experience, including over 10 years of experience in trading, operations, marketing, supply and logistics in the energy industry.

Kevin Kremke has served as our Executive Vice President since April 2017 and effective June 1, 2017, he will serve as our Chief Financial Officer. Prior to joining us in April 2017, Mr. Kremke served as the Chief Financial Officer of Ciner Resources Corporation and Ciner Resources LP (NYSE: CINR), a publicly traded master limited partnership, since June 2014, and as director of the general partner of Ciner Resources LP, since December 2014. His responsibilities at Ciner Resources Corporation included overseeing the overall financing activities, strategic planning, investor relations, treasury and accounting. He also has served on the audit committee of American Natural Soda Ash Corporation since June 2014. From August 2011 to February 2014, Mr. Kremke served as the vice president of finance and strategic planning at Cheniere Energy, Inc.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, six directors are to be elected to hold office until the 2018 Annual Meeting and until their successors are duly elected and qualified or until their earlier termination of service. Each of the following individuals is a nominee for election to our Board: Ezra Uzi Yemin, William J. Finnerty, Carlos E. Jordá, Charles H. Leonard, Gary M. Sullivan, Jr. and Shlomo Zohar. All director nominees are currently serving on our Board. The Board has determined that each of Messrs. Finnerty, Jordá, Leonard, Sullivan and Zohar qualifies as an independent director under applicable SEC rules and regulations and the rules of the NYSE.

Pursuant to Section 3.02 of the Company's bylaws, the Board has determined that the number of directors that shall constitute the whole Board shall be fixed at seven. Pursuant to that certain Stock Purchase Agreement dated April 14, 2015, by and between Alon Israel Oil Company, Ltd. ("Alon Israel") and the Company, as amended, the Company agreed to nominate, re-nominate or cause the appointment to the Board of an individual designated by Alon Israel (a "Alon Nominee") for so long as (i) the Alon Nominee continues to meet the Company's qualifications for members of the Board and (ii) Alon Israel continues to be the beneficial owner of at least 7.5% of the issued and outstanding shares of our Common Stock, calculated on a fully diluted basis. Yonel Cohen, the initial Alon Nominee, was elected to the Board on May 28, 2015 but resigned on October 25, 2015. Alon Israel has recently notified the Company of a new Alon Nominee to fill the vacant Board seat. The Board is currently evaluating the Alon Nominee to determine whether such nominee meets the Company's qualifications for members of the Board. Accordingly, the Board is soliciting stockholder votes for six of the seven Board seats at this time.

We believe that each director nominee will be able to stand for election. All nominees have consented to be named and have indicated their intent to serve if elected. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of any substitute nominee named by the Board. If you do not wish your shares to be voted for one or more of the nominees, you may so indicate when you vote by withholding your vote for the particular nominee. The persons named in the enclosed proxy card intend to vote the proxy for the election of each of the six nominees, unless you indicate on the proxy card that your vote should be withheld from any of the nominees.

The Board of Directors recommends a vote “FOR” each of the above nominees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 15, 2017, (i) the beneficial ownership of our Common Stock and common units representing limited partnership interests in Delek Logistics Partners, LP ("Delek Logistics") by all of our directors and director nominees, the executive officers named in the 2016 Summary Compensation Table (the "NEOs") and all directors, director nominees, NEOs and executive officers as a group and (ii) the beneficial ownership of our Common Stock by each person known by us to own more than five percent of our Common Stock. The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all securities shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 7102 Commerce Way, Brentwood, Tennessee 37027.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock (1)		Percentage of Common Stock (2)	Amount and Nature of Beneficial Ownership of Common Units (1)	Percentage of Common Units (2)
Beneficial Owners of More Than 5% of Common Stock:	Delek US Holdings, Inc.			Delek Logistics Partners, LP
Alon Israel Oil Company, Ltd.	6,000,000	(3)	9.67%	n/a	n/a
Dimensional Fund Advisors LP	5,239,282	(4)	8.45%	n/a	n/a
The Vanguard Group - 23-1945930	4,547,853	(5)	7.33%	n/a	n/a
BlackRock, Inc.	3,779,542	(6)	6.09%	n/a	n/a
Wellington Management Group LLP	3,834,641	(7)	6.18%	n/a	n/a
Point72 Asset Management, L.P.	3,149,509	(8)	5.08%	n/a	n/a
Directors, Director Nominees and NEOs:
Ezra Uzi Yemin	508,247		*	226,278	*
William J. Finnerty	17,979		*	0	*
Carlos E. Jordá	41,704		*	2,000	*
Charles H. Leonard	29,575		*	1,500	*
Gary M. Sullivan, Jr.	13,474		*	6,944	*
Shlomo Zohar	41,079		*	0	*
Assaf Ginzburg	70,334		*	12,876	*
Frederec Green	167,939		*	61,286	*
Mark D. Smith	5,045		*	0	*
Anthony L. Miller	741		*	0	*
All directors, director nominees, NEOs and executive officers as a group (16 persons)	999,309		1.61%	324,196	1.33%

*	Less than 1% of the issued and outstanding shares of our Common Stock or issued and outstanding common units of Delek Logistics, as applicable.

(1)
For purposes of this table, a person is deemed to have “beneficial ownership” of any securities when such person has the right to acquire them within 60 days after March 15, 2017. For non-qualified stock options (“NQSOs”) and time-vested restricted stock units (“RSUs”) under our 2006 Long-Term Incentive Plan (the "2006 Plan") and 2016 Long-Term Incentive Plan (the "2016 Plan"), we report shares equal to the number of NQSOs or RSUs that are vested or that will vest within 60 days of March 15, 2017. For stock appreciation rights ("SARs") under the 2006 Plan and 2016 Plan, we report the shares that would be delivered upon exercise of SARs that are vested or that will vest within 60 days of March 15, 2017 (which is calculated by multiplying the number of SARs by the difference between the $25.01 fair market value of our Common Stock at March 15, 2017 and the exercise price divided by $25.01). For purposes of computing the percentage of outstanding securities held by each person named above, any securities which such person has the right to acquire within 60 days after March 15, 2017 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Percentage of our Common Stock is based upon 62,023,633 issued and outstanding shares on March 15, 2017 (excluding securities held by, or for the account of, the registrant or its subsidiaries). Percentage of Delek Logistics' common units is based upon 24,328,607 common units issued and outstanding on March 15, 2017.

(3)
Beneficial ownership information is based on information contained in a Schedule 13D/A filed with the SEC on May 19, 2015 by Alon Israel Oil Company, Ltd. ("Alon Israel"), an Israeli corporation, with an address of Europark (France Building), Kibbutz Yakum, 60972, Israel. Alon Israel has sole voting and sole dispositive power with respect to all shares.

(4)
Beneficial ownership information is based on a Schedule 13G/A filed with the SEC on February 9, 2017 by Dimensional Fund Advisors LP with an address of Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional Fund Advisors LP has sole voting power with respect to 5,166,097 shares and sole dispositive power with respect to all shares.

(5)
Beneficial ownership information is based on a Schedule 13G/A filed with the SEC on February 9, 2017 by The Vanguard Group-23-1945930 with an address of 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The Vanguard Group-23-1945930 has sole voting power with respect to 70,555 shares, sole dispositive power with respect to 4,474,564 shares, shared voting power with respect to 5,417 shares and shared dispositive power with respect to 73,289 shares.

(6)
Beneficial ownership information is based on a Schedule 13G/A filed with the SEC on January 23, 2017 by BlackRock, Inc. with an address of 55 East 52nd Street, New York, New York 10055. BlackRock, Inc. has sole voting power with respect to 3,625,964 shares and sole dispositive power with respect to all shares.

(7)
Beneficial ownership information is based on information contained in a Schedule 13G filed with the SEC on February 9, 2017 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP. The address for Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts, 02210. Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP have shared voting power with respect to 1,942,742 shares and shared dispositive power with respect to all shares. Wellington Management Company LLP has shared voting power with respect to 1,748,578 shares and shared dispositive power with respect to 3,554,277 shares.

(8)
Beneficial ownership information is based on information contained in a Schedule 13G filed with the SEC on February 17, 2017 by Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., Cubist Systematic Strategies, LLC and Steven A. Cohen. The address for Point72 Asset Management, L.P., Point72 Capital Advisors, Inc. and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902. The address for Cubist Systematic Strategies, LLC is 330 Madison Avenue, New York, New York 10173. Pursuant to an investment management agreement, Point72 Asset Management, L.P. maintains investment and voting power with respect to the securities held by certain investment funds it manages. Point72 Capital Advisors, Inc. is the general partner of Point72 Asset Management, L.P. Pursuant to an investment management agreement, Cubist Systematic Strategies, LLC maintains investment and voting power with respect to the securities held by certain investment funds it manages. Mr. Cohen controls each of Point72 Capital Advisors, Inc. and Cubist Systematic Strategies, LLC. Point72 Asset Management, L.P. and Point72 Capital Advisors, Inc. have shared voting power and shared dispositive power with respect to 3,142,920 shares. Cubist Systematic Strategies, LLC has shared voting power and shared dispositive power with respect to 6,589 shares. Mr. Cohen has shared voting power and shared dispositive power with respect to all shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and regulations of the SEC thereunder require our executive officers and directors and persons who own more than ten percent of our Common Stock, as well as certain affiliates of such persons, to file initial reports of ownership of our Common Stock and changes in their ownership with the SEC. Executive officers, directors and persons owning more than ten percent of our Common Stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such reports received by us and written representations that no other reports were required for or by those persons, we believe that, during the year ended December 31, 2016, all filing requirements applicable to our executive officers, directors and owners of more than ten percent of our Common Stock were met.

CORPORATE GOVERNANCE

The Board of Directors

At the date of this Proxy Statement, the Board consists of the following members: Ezra Uzi Yemin, William J. Finnerty, Carlos E. Jordá, Charles H. Leonard, Gary M. Sullivan, Jr. and Shlomo Zohar. Each of our current directors has been nominated for election at the Annual Meeting to serve for a one-year term expiring at our 2018 Annual Meeting of Stockholders or when his successor is duly elected and qualified.

Independence

The Board was composed of a majority of independent directors at all times during 2016 because the Board has determined that each of Messrs. Finnerty, Jordá, Leonard, Sullivan and Zohar qualifies as an independent director under applicable SEC rules and regulations and the rules of the NYSE.

Under the NYSE’s listing standards, a director will not be deemed independent unless the Board affirmatively determines that the director has no material relationship with us. Based upon information requested from and provided by each director and director nominee concerning his background, employment and affiliations, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, the Board has determined that each of our independent directors has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us, and is therefore independent under the NYSE’s listing standards and applicable SEC rules and regulations.

Meetings

The Board held 15 meetings during 2016 and each of our incumbent directors attended at least 75% of the aggregate of all meetings of the Board and committees on which he served during the year. We have not adopted a policy with regard to Board member attendance at annual meetings of our stockholders; however, all six directors serving at the time of our annual meeting of stockholders on May 5, 2016 in Franklin, Tennessee attended the annual meeting.

Risk Oversight

The Audit Committee and the Board oversee the Company’s annual enterprise risk management program and the Audit Committee typically receives the report of management’s enterprise risk management committee upon completion of the program in the first quarter of each year. In addition to the annual enterprise risk management program, the Audit Committee meets at least once per quarter during the year and discusses with management, the Company’s principal audit employee and the Company’s independent external auditor: (a) current business trends affecting the Company; (b) the major risk exposures facing the Company; (c) the steps management has taken to monitor and control such risk factors; and (d) the adequacy of internal controls that could significantly affect the Company’s financial statements.

Chairman of the Board

Mr. Yemin has served as the Chairman of the Board since December 2012. Our Board has no standing policy that requires the unification or separation of the offices of chairman and chief executive officer. Rather, the Board's policy is to let the Board make such a determination in the manner it deems most appropriate for the Company at any given point in time. At this time, the Board believes that Mr. Yemin, our Chief Executive Officer, is best situated to serve as Chairman of the Board because he is the director most familiar with our business and industry. As such, the Board feels that combining the roles of chairman and chief executive officer provides the Board with the individual who is most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy and facilitating the information flow between management and the Board and its committees, which are essential to effective governance of the Company's affairs.

Lead Independent Director

In the event the Chairman of the Board is not an independent director, the Board considers it to be useful and appropriate to designate an independent director to serve in a lead capacity (the “Lead Independent Director”) to coordinate the activities of the other independent directors and to perform such other duties and responsibilities as the Board may determine from time to time. Mr. Finnerty has served as the Board's Lead Independent Director since November 2015. The Lead Independent Director is appointed annually by a majority of the independent directors on the Board and may be removed from or replaced in that position by a majority of the independent directors at any time. The Lead Independent Director will chair all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, call additional meetings of the independent directors as deemed appropriate, and perform such other functions as the Board may direct, including: (i) to serve as principal liaison between the independent directors, on the one hand, and the Chairman and senior management of the Company, on the other hand; (ii)

to provide input from the Board and make recommendations to the Chairman regarding Board meetings, such as with respect to meeting frequency, date/schedule, location, agenda items and Board visitation; and (iii) to consult with the Chairman regarding information submitted by the Company’s management that is necessary or appropriate for the Board’s deliberations. In addition, the Lead Independent Director has the authority to engage in direct communication, as appropriate, with the Company’s major stockholders, and engage outside counsel and consultants.

Executive Sessions

The NYSE listing standards require our independent directors to meet at regularly scheduled executive sessions without management. Our independent directors conducted executive sessions in connection with each quarterly meeting of the Audit Committee in 2016 and intend to continue to conduct such executive sessions as necessary or desirable in 2017, including in connection with each quarterly meeting of the Audit Committee. Our Lead Independent Director, Mr. Finnerty, will preside over these executive sessions of independent directors.

Communications with the Board of Directors

Stockholders or other interested parties who wish to communicate with any of our directors, any committee chairperson or the Board may do so by writing to the director, committee chairperson or the Board in care of the Secretary of Delek US Holdings, Inc. at 7102 Commerce Way, Brentwood, Tennessee 37027. Any such communications received will be forwarded directly to the director to whom it is addressed. If the communication is addressed to the Board generally and no particular director is named, the communication will be forwarded, depending on the subject matter, to the appropriate committee chairperson, to the Lead Independent Director or to all members of the Board.

Committees of the Board of Directors

During the 2016 fiscal year, the Board had standing Audit, Compensation, NCG and EHS Committees.

Audit Committee

During the 2016 fiscal year, the Audit Committee was comprised of Messrs. Sullivan (chairman), Leonard and Zohar. The Audit Committee met five times during 2016.

The Board has determined that (i) Messrs. Leonard, Sullivan and Zohar each qualifies as independent under applicable SEC rules and regulations and the rules of the NYSE; and (ii) Mr. Sullivan is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.

The purpose of the Audit Committee is to provide assistance to the Board in the oversight of (a) the quality and integrity of our financial statements; (b) the disclosure and financial reporting process, including our financial statements; (c) our internal controls and procedures for financial reporting; (d) the performance of our internal audit function and independent registered public accounting firm employed by us for the purpose of preparing and issuing an audit report or related work; (e) the qualifications and independence of our independent registered public accounting firm; and (f) our compliance with legal and regulatory requirements. These responsibilities are set forth in the Audit Committee’s charter, which is available on our corporate website at www.DelekUS.com. In addition, the Audit Committee is generally responsible for administering our related party transactions policy.

Compensation Committee

Until July 2016, the Compensation Committee was comprised of Messrs. Jordá (chairman), Finnerty, Leonard and Zohar during the 2016 fiscal year. The Compensation Committee has been composed of Messrs. Jordá (chairman), Finnerty and Zohar since July 2016. Messrs. Jordá, Finnerty, Leonard and Zohar each qualify as independent under applicable SEC rules and regulations and the rules of the NYSE, as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code and as a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act.

The purpose of the Compensation Committee is to support the Board and work with management to ensure that compensation practices properly reflect management’s and our philosophy, competitive practices and regulatory requirements. The Compensation Committee reviews, provides advice on and, where appropriate, approves compensation objectives, plans, and levels. The Compensation Committee met four times in 2016.

During 2016, the Compensation Committee delegated a portion of its authority under the 2006 Plan and the 2016 Plan to Mr. Yemin with respect to newly hired employees and employees who are promoted to a job classification that is eligible for equity awards. Mr. Yemin's authority is limited to 15,000 NQSOs or SARs per eligible employee and excludes employees who are subject to Section 16(b) of the Exchange Act or who are considered “covered employees” for purposes of Section 162(m) of the Internal Revenue Code.

The delegation of authority to Mr. Yemin is further limited by prescribing that grants of NQSOs or SARs pursuant thereto shall occur only once per calendar quarter. Under this directive, grants occur on the tenth day of the last calendar month of the quarter and cover eligible employees through the last day of the second calendar month of the quarter. In selecting the predetermined quarterly grant date, the Compensation Committee chose a date that would normally be after the public announcement of our financial results for the preceding quarter and 20 days before the close of the current quarter. These grants occurred under the 2006 Plan during the first quarter of 2016 and under the 2016 Plan during each subsequent quarter of 2016.

Grants of NQSOs and SARs authorized by Mr. Yemin under this delegated authority are confirmed by a contemporaneous written memorandum executed by him and maintained in the records of the Compensation Committee. Quantities of NQSOs or SARs in excess of the authority delegated to Mr. Yemin are generally reserved for senior management and are typically made by the Compensation Committee or Board in connection with the hiring or promotion of a senior management employee. Grants that are not made on a predetermined quarterly grant date are rare and usually tied to independent triggering events (such as the commencement of employment) or subject to waiting periods between the decision to grant and the grant date. See the sections titled “Compensation Setting Process,” “Fixed Compensation” and “Annual Incentive Compensation” in the Compensation Discussion and Analysis for an additional discussion of the role of Mr. Yemin, other executive officers and compensation consultants in determining compensation.

The Compensation Committee is responsible to our Board and stockholders for evaluating the performance of our Chief Executive Officer and approving the compensation awarded to our executive officers. Mr. Yemin’s compensation, which is set in a manner consistent with the terms of his current employment agreement, is reviewed annually by the Compensation Committee and recommended for approval to the disinterested members of our Board. These responsibilities are set forth in the Compensation Committee’s charter, which is available on our corporate website at www.DelekUS.com.

The Compensation Committee has relied on the input and recommendations of Mr. Yemin in determining compensation for our NEOs (other than Mr. Yemin). From time to time, the Compensation Committee will also solicit the input of executive compensation consultants at Aon/Hewitt Consulting (“Aon”) in evaluating NEO and director compensation. From time to time, the Compensation Committee also engages compensation consultants at Findley Davies, Inc. ("Findley") in evaluating annual cash bonus and long-term incentive plans.

Nominating and Corporate Governance Committee

Until July 2016, the NCG Committee consisted of Messrs. Leonard (chairman), Finnerty and Zohar. The NCG Committee has been composed of Messrs. Leonard (chairman), Finnerty, Sullivan and Zohar since July 2016. The NCG Committee met four times in 2016. Each member of the NCG Committee qualifies as independent under applicable SEC rules and regulations and the rules of the NYSE. The purposes of the NCG Committee are (i) to assist the Board by identifying individuals qualified to become Board members and to recommend to the Board the director nominees for each annual meeting of stockholders; (ii) to assist the Board in the event of any vacancy on the Board by identifying individuals qualified to become Board members and to recommend to the Board qualified individuals to fill any such vacancy; (iii) to recommend to the Board director nominees for each Board committee; (iv) to develop and recommend to the Board a set of effective corporate governance policies and procedures applicable to the Board's Governance Guidelines when required; (v) to review the Governance Guidelines on an annual basis and recommend to the Board any changes deemed necessary or desirable; and (vi) to monitor, oversee and review compliance with the Governance Guidelines and all other applicable policies of the Company as the NCG Committee or the Board deems necessary or desirable. These responsibilities are set forth in the NCG Committee's charter, which is available on our corporate website at www.DelekUS.com.

The NCG Committee is responsible for filling vacancies on the Board at any time during the year, and for nominating director nominees to stand for election at the annual meeting of stockholders. From time to time, the NCG Committee utilizes the services of a third party to assist in identifying or evaluating director nominees. In accordance with our Board of Directors Governance Guidelines and the charter of the NCG Committee, the NCG Committee seeks to identify individuals qualified to become directors and considers such factors as it deems appropriate, including the individual's independence, education, experience, reputation, judgment, skill, integrity and industry knowledge. The NCG Committee considers the individual's contribution to the Board's overall diversity in the foregoing factors, the degree to which the individual's qualities and attributes complement those of other directors, and the extent to which the candidate would be a desirable addition to the Board and committees thereof. Directors should have experience in positions with a high degree of responsibility; be leaders in the organizations with which they are affiliated; and have the time, energy, interest and willingness to serve as a member of the Board. In determining fitness for service on the Board, the NCG Committee has no policy for considering racial or ethnic classifications, gender, religion or sexual orientation.

The NCG Committee will consider nominees for directors recommended by our stockholders and will evaluate each such nominee using the same criteria used to evaluate director candidates identified by the NCG Committee. Stockholders wishing to make such recommendations may write to the Board in care of the Secretary at Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, Tennessee 37027. Persons making submissions should include the full name and address of the recommended nominee, a description of the proposed nominee's qualifications and other relevant biographical information.

Environmental, Health and Safety Committee

The EHS Committee was formed in August 2014 and has consisted of Messrs. Finnerty (chairman), Jordá and Leonard from its inception. The EHS Committee met four times in 2016. The purpose of the EHS Committee is to assist the Board in fulfilling certain of the Board’s oversight responsibilities by, among other things, overseeing management’s establishment and administration of the Company’s environmental, health and safety policies, programs, procedures and initiatives. These responsibilities are set forth in the EHS Committee's charter, which is available on our corporate website at www.DelekUS.com.

Compensation Committee Interlocks and Insider Participation

Each of Messrs. Finnerty, Jordá, Leonard and Zohar served on the Compensation Committee during the 2016 fiscal year and each of them qualifies as independent under applicable SEC rules and regulations and the rules of the NYSE, as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code and as a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act. None of our executive officers currently serves (and did not serve during the 2016 fiscal year) as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board.

Board of Directors Governance Guidelines, Code of Business Conduct & Ethics and Committee Charters

The full texts of our Board of Directors Governance Guidelines and Code of Business Conduct & Ethics, as well as the charters for the Audit, Compensation, NCG and EHS Committees, are available on our website at www.DelekUS.com. If we waive any material departure from a provision of our Code of Business Conduct & Ethics, we intend to post such waiver (to the extent applicable to our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions) on this website.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Approval Policy for Related Party Transactions

On March 6, 2007, our Board adopted a written related party transactions policy to document procedures pursuant to which “related party transactions” are reviewed, approved or ratified. Under Item 404 of Regulation S-K, a “related party transaction” means any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and any related person has a direct or indirect material interest. The policy covers all transactions between us and any related party (including any transactions requiring disclosure under Item 404), other than transactions generally available to all employees and transactions involving less than $5,000, when aggregated with all similar transactions.

The policy states that, in most instances, the Audit Committee is best suited to review and approve related party transactions that may arise within the Company. However, the policy permits the disinterested members of the Board to exercise any authority otherwise assigned to the Audit Committee by the policy. In particular, the Board believes that any related party transaction in which any director is interested should typically be reviewed and approved by all disinterested members of the Board. An interested director is not allowed to vote upon a transaction in which he is involved. Depending upon the issue presented, the disinterested members of the Board may request to hear from the interested director during the course of their deliberations, but the interested director does not vote upon the matter and is not present during the vote on such matter. A related party transaction may be consummated only if it is ratified or approved by the Audit Committee or disinterested members of the Board and if it is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following section entitled “Compensation Discussion and Analysis” is intended to provide material information that is necessary to an understanding of our compensation policies and decisions regarding the individuals named in the 2016 Summary Compensation Table in this Proxy Statement. These individuals may be referred to as our “named executive officers” or “NEOs” herein.

Compensation Overview, Objectives and Philosophy

Our NEO compensation framework in 2016 emphasized retention and recruitment in a manner that was designed to support stockholder value and reward the performance of our NEOs with reference to the overall performance of the Company. We have developed a compensation framework that is designed to:

•	Attract, motivate and retain key executives;

•	Centralize administration and control over individual compensation components;

•	Align the long-term economic interests of our executives with those of our stockholders by providing a meaningful portion of executive compensation in the form of equity awards; and

•	Reward excellence and performance by executives that increases the value of our stock and promotes an ethical culture amongst our employees.

These objectives governed the decisions that the Compensation Committee made during the 2016 fiscal year, and will govern the decisions it makes during fiscal year 2017 with respect to the amount and type of compensation payable to our NEOs. Further, we believe that these objectives strengthen our commitment to operate our business in conformity with the highest standards of ethical conduct.

Current Executive Compensation Framework

In 2013, following the sale by our former controlling stockholder Delek Group, Ltd. of shares of its controlling stake in our outstanding common stock, the Compensation Committee developed a new executive compensation framework for the Company appropriate for our status as a Company without a controlling stockholder. The Compensation Committee has continued to refine this new framework in subsequent years, and it continued to guide the Compensation Committee’s compensation decisions in 2016. In general, some of the key tenets of this new compensation framework are as follows:

•	Significant transparency and limited use of Compensation Committee discretion in the award and calculation of annual cash incentives;

•	Annual grants of long-term incentive awards;

•	Significant use of performance awards as an element of long-term incentive compensation;

•	The elimination of residence, family education and travel benefits;

•	A phasing out of tax gross-ups and other tax reimbursements; and

•	The elimination of dividend equivalents payable on appreciation awards such as stock appreciation rights.

Elements of this framework are reflected in the employment agreements we entered into with Mr. Yemin in November 2013 (the "Yemin Agreement"), Mr. Ginzburg in May 2015 (the "Ginzburg Agreement"), Mr. Smith in May 2015 (the "Smith Agreement") and Mr. Miller in August 2015 (the "Miller Agreement") as well as the Annual Incentive Plans for each fiscal year after 2013. Mr. Green executed an employment agreement in November 2011 that significantly influenced his compensation in 2016 before expiring in April 2016. We entered into an employment agreement with Mr. Green in November 2016 which reflects elements of the current framework developed by the Compensation Committee as part of such transition. By December 31, 2016, the compensation of all of our NEOs was governed by arrangements made after March 2013. The current executive compensation framework is expected to continue to guide the terms of future compensatory arrangements with all of our executive officers.

We currently expect that any future employment agreements entered into by our NEOs will continue to follow this framework. While the employment agreement governing Mr. Ginzburg’s compensatory arrangements that will take effect after May 2017 deviates somewhat from this framework, none of the variances will arise until after Mr. Ginzburg’s status as an executive officer of the Company ends on May 31, 2017. Please see the narrative discussion under the heading “Narrative to the 2016 Summary Compensation Table and Grants of Plan-Based Awards in 2016 Table."

Elements of Our Compensation

The compensation framework for our NEOs consists primarily of the following three elements:

•
Fixed Compensation: Base salaries, predetermined severance, limited fringe benefits and perquisites and other benefits are primarily intended to attract and retain our NEOs by providing reliable compensation that is not contingent upon short-term or long-term objectives.

•
Annual Incentive Compensation: Performance-based annual cash bonuses are primarily intended to reward superior performance by our NEOs and support fixed compensation in attracting and retaining our NEOs.

•
Long-Term Incentive Compensation: Equity awards under the 2006 Plan and 2016 Plan are primarily intended to reward longer-term performance by our NEOs and align the long-term economic interests of our NEOs with our stockholders. Equity awards also complement each of the other two elements of our compensation by helping to attract and retain our NEOs and reward superior performance. Our primary forms of equity awards are:

◦
Appreciation awards under the 2006 Plan and 2016 Plan such as SARs and NQSOs. We believe appreciation awards provide a strong link between executive compensation and increases in stockholder value because the value of an appreciation award is contingent upon an increase in the market price of our Common Stock between the grant date and the exercise date.

◦
Performance-based awards under the 2006 Plan and 2016 Plan such as performance-based RSUs ("PRSUs"). We believe performance-based awards provide a strong link between executive compensation and increases in stockholder value because the value of the performance-based award is contingent upon the satisfaction of certain performance conditions during the performance period.

◦
Full value awards such as RSUs under the 2006 Plan and 2016 Plan, phantom units ("DKL Phantom Units") under the Delek Logistics GP, LLC 2012 Long-Term Incentive Plan (the "Logistics LTIP") and non-plan-based awards of membership interests ("GP Membership Interests") in Logistics GP, the general partner of Delek Logistics Partners, LP ("Delek Logistics"). In contrast to appreciation and performance-based awards, we believe full value awards are beneficial because their value is less dependent upon market conditions and, therefore, provide a more lasting incentive for our employees to remain with us.

With regard to the mix of these elements in our NEO compensation framework, our philosophy has been to weigh more heavily toward long-term incentive compensation and less toward fixed and annual incentive compensation, and we expect this philosophy to continue. Each of these elements is discussed further below.

Compensation Setting Process

The Compensation Committee is responsible for determining the amount and mix of total compensation to be paid to our NEOs. In making these determinations for our NEOs other than Mr. Yemin, the Compensation Committee typically solicits the input and recommendations of Mr. Yemin and references external consultant studies of our compensation programs conducted contemporaneously or in recent years.

Our goal from year to year is to develop an appropriate mix of fixed, annual incentive and long-term incentive compensation to attract and retain our NEOs while simultaneously incentivizing them to exert their best efforts to maximize near term results and longer term value for our stockholders.

External Consultants

We believe that, in some circumstances, external compensation consultants can provide valuable assistance to us in setting NEO compensation. The Compensation Committee typically engages Aon to provide reports related to the design and amount of NEO compensation and to evaluate achievement under performance awards. The Compensation Committee also engages Aon to provide director compensation analyses and target compensation reports that are used to develop our director compensation framework. Finally, the Compensation Committee typically engages the compensation consultants at Findley to assist us with the development of our annual cash bonus plans and the evaluation of achievement under such plans. We expect that, from time to time, the Compensation Committee will continue to reference data and guidance provided, and to be provided, by Aon, Findley or similar external consultants in setting NEO and director compensation. The Compensation Committee believes that both Aon and Findley are independent of management and provide the Compensation Committee with objective guidance.

Benchmarking

We believe that effective executive compensation practices depend upon the particular facts and circumstances of each employer and should not be dictated by the practices of others. Therefore, our compensation practices for our NEOs are not designed to track any particular company or group of companies. However, we believe that referencing specific and aggregated compensation data from certain companies and groups of companies from time to time can be a useful tool in our decision making process for all areas of our compensation framework. The Compensation Committee, with the assistance of Aon, developed the group of independent refiners listed below (the "Comparator Group") to be referenced from time to time in our 2016 compensation decisions. Because these comparator companies vary in size, the Compensation Committee may consider regression analyses of their data to provide more meaningful points of reference. We may also reference unregressed data from a larger group of general industry companies with sizes similar to ours. We believe this compensation data is derived from appropriate comparative cross-sections of competitors in our industries and for our talent with market capitalization and operational complexity similar to ours and provides meaningful market information to be referenced from time to time in our compensation decisions.

Alon USA Energy, Inc.	PBF Energy, Inc.
Calumet Specialty Products Partners, LP	Phillips 66
CVR Energy, Inc.	Tesoro Corporation
HollyFrontier Corporation	Valero Energy Corporation
Marathon Petroleum Corporation	Western Refining, Inc.

Fixed Compensation

A significant portion of our NEOs' overall cash compensation is base salary. Generally, NEO base salaries have not been based upon specific measures of corporate performance, but are determined by the Compensation Committee with reference to each employee’s individual performance, position and responsibilities, the fixed compensation of our other NEOs and other members of senior management, competitive data and the recommendations of our Chief Executive Officer (except as it pertains to his own compensation). We generally seek to position NEO base salaries at or below the median of size-regressed data from our Comparator Group and unregressed data from other companies of similar size to us. The Compensation Committee believes that the fixed compensation paid to our NEOs is appropriate and helps achieve our objectives to attract, retain and motivate our NEOs. For a description of the base salaries and other elements of fixed compensation paid to our NEOs for 2016, please refer to the 2016 Summary Compensation Table in this Proxy Statement.

Annual Incentive Compensation

Annual cash bonuses paid to our NEOs for a fiscal year are typically determined in the first quarter of the ensuing fiscal year and are intended to reward company-wide performance and, to a lesser extent, individual performance during the year.

Compensatory Arrangements and Annual Bonuses

No compensatory arrangement with any NEO guarantees that an annual cash bonus will be paid to him each year. The decision to award annual cash bonuses to our NEOs, and the determination of the amounts thereof (if any), is the prerogative of the Compensation Committee and/or the Board.

2016 Annual Bonus Plan

In February 2016, the Compensation Committee approved an Annual Incentive Plan applicable to our NEOs for the 2016 fiscal year (the “2016 Bonus Plan”). Any payment of awards under the 2016 Bonus Plan would be primarily based on the Company’s earnings per share performance for the year ended December 31, 2016, as such may be adjusted by the Compensation Committee for certain non-cash gains or losses (“Adjusted EPS”).

Under the 2016 Bonus Plan, no annual bonuses would be paid to our executive officers unless the Company’s Adjusted EPS for the year ended December 31, 2016 equaled or exceeded $1.00. If the Company’s Adjusted EPS equaled or exceeded $1.00 for the year ended December 31, 2016, the 2016 Bonus Plan would be fully funded and annual bonuses would be authorized to our NEOs up to a maximum of 200% of their target annual bonuses. However, the Compensation Committee would further evaluate the Company's performance and could exercise downward discretion based upon a matrix that attributes (a) 60% to the Company’s financial performance under an Adjusted EPS / relative return on invested capital matrix, (b) 10% to the Company’s performance in refinery safety as measured by the Company’s total recordable incident rate, (c) 10% to the Company's performance in refinery safety as measured by Tier I and II events at company refining facilities under the OSHA Process Safety Management standard, and (d) 20% to the Company’s performance in refinery utilization as compared to utilization statistics published by the United States Department of Energy and United States Energy Information Administration.

In February 2017, the Compensation Committee evaluated the payment of cash bonuses under the 2016 Bonus Plan, certified that Adjusted EPS of $1.00 had not been achieved and determined that annual cash bonuses would not be paid to our NEOs under the 2016 Bonus Plan.

Transaction Bonus

On October 31, 2016, the Board of Directors of the Company approved the payment of a one-time, discretionary cash bonus to eligible employees of the Company, including the named executive officers, which was contingent upon and payable following completion of the transactions contemplated by that certain Equity Purchase Agreement with Compañía de Petróleos de Chile COPEC S.A. and its subsidiary, Copec Inc., a Delaware corporation (collectively, “COPEC”), whereby the Company sold 100% of the equity interests in MAPCO Express, Inc., MAPCO Fleet, Inc., Delek Transportation, LLC, NTI Investments, LLC and GDK Bearpaw, LLC to COPEC (the “Retail Transaction”). The discretionary transaction bonuses paid to each of the named executive officers in November 2016 following the closing of the Retail Transaction were as follows: Mr. Yemin ($600,000), Mr. Ginzburg ($300,000), Mr. Green ($200,000), Mr. Miller ($200,000) and Mr. Smith ($40,000). The individual amounts of the named executive officers’ bonuses were determined in the discretion of the Compensation Committee in recognition of their efforts in connection with the Retail Transaction and based on the value received by the Company from such transaction. For more information on the Retail Transaction, please see our Annual Report on Form 10-K for the year ended December 31, 2016.

2017 Annual Bonus Plan

In February 2017, the Compensation Committee approved an Annual Incentive Plan for the 2017 fiscal year (the “2017 Bonus Plan”). Payment of awards under the 2017 Bonus Plan will primarily be based on the Company’s Adjusted EPS for the year ending December 31, 2017.

Under the 2017 Bonus Plan, no annual bonuses will be paid to our executive officers unless the Company’s Adjusted EPS for the year ending December 31, 2017 equals or exceeds $0.50. If this threshold is achieved, the 2017 Bonus Plan will be fully funded and the Compensation Committee may further evaluate the Company’s relative performance and exercise downward discretion under the formula set forth below.

•	Financial Performance. The Compensation Committee expects to attribute 60% of its evaluation to the Company’s financial performance under an Adjusted EPS / Relative ROIC matrix as set forth below:

Adjusted EPS		Relative ROIC Performance (Percentile of Peer Group)
		<25%	≥25% <50%	≥50% <75%	≥75%
≥ $2.50		150%	175%	175%	200%
$2.25	$2.49	125%	150%	175%	175%
$2.00	$2.24	100%	125%	150%	175%
$1.50	$1.99	75%	100%	125%	150%
$1.00	$1.49	66%	75%	100%	125%
$0.75	$0.99	50%	66%	75%	100%
$0.50	$0.74	25%	50%	66%	75%
< $0.50		0%	0%	0%	0%

•
Safety Metrics. The Compensation Committee expects to attribute 10% of its evaluation, apportioned equally, to the Company’s performance in safety as measured by each of (i) the Company’s total recordable incident rate and (ii) the Company's days away, restricted or transferred rate.

•
Process Safety Management / Environmental Metrics. The Compensation Committee expects to attribute (i) 5% of its evaluation to Tier I and II events at company refining facilities under the OSHA Process Safety Management standard and (ii) 5% of its evaluation to environmental metrics which consist of (A) 3% to spills and releases, (B) 1% to flaring hours and (C) 1% to water exceedances.

•
Refinery Reliability and Utilization. The Compensation Committee expects to attribute the remaining 20% of its evaluation, apportioned equally, to the Company’s performance in (i) refinery operational availability as compared to the operational availability of other U.S. refineries as reported in the most recent published Solomon Associates North and South America Fuels Study at the beginning of the applicable bonus year (with the 2017 bonus year being based on the 2014 study published by Solomon Associates) and (ii) refinery utilization as compared to utilization of other U.S. refineries as reported in the most recent published Solomon Associates North and South America Fuels Study.

In February 2017, the Compensation Committee evaluated the Comparator Group to be referenced from time to time in our 2017 compensation decisions and determined that, due to the consolidation in the industry, Western Refining, Inc. and Alon USA Energy, Inc. would be removed.

Long-Term Incentives

The Compensation Committee believes that the grant of non-cash, long-term compensation, primarily in the form of long-term incentive awards, to our NEOs is appropriate to attract, motivate and retain such individuals, and enhance stockholder value through the use of non-cash, equity incentive compensation opportunities. The Compensation Committee believes that the best interests of our stockholders would be most effectively advanced by enabling our NEOs, who are responsible for our management, growth and success, to receive compensation from time to time in the form of long-term incentive awards. Because the vesting of long-term awards is based upon continued employment with us, the awards are designed to provide our NEOs with an incentive to remain with us. Since long-term awards will increase in value in conjunction with an increase in the value of our Common Stock or other performance metrics, such awards are also designed to align the interests of our NEOs and our stockholders.

Compensatory Arrangements and Long-Term Incentives

No compensatory arrangement with any NEO guarantees that long-term incentive compensation will be awarded to him each year. The decision to award long-term incentive compensation to our NEOs, and the determination of the amounts thereof (if any), is the prerogative of the Compensation Committee and/or the Board.

2006 Long-Term Incentive Plan

In anticipation of our initial public offering in 2006, our Board and then-sole stockholder adopted the 2006 Plan in April 2006, and amendments to the 2006 Plan were approved by our Board and stockholders on May 4, 2010. The 2006 Plan expired in April 2016. At December 31, 2016, the 2006 Plan provided equity-based compensation to approximately 50 of our employees, including our NEOs. The 2006 Plan permitted us to grant stock-based awards such as NQSOs, SARs, RSUs and PRSUs as well as cash incentive awards to directors, officers, employees, consultants and other individuals (including advisory board members) who perform services for us or our affiliates. RSU and PRSU awards under the 2006 Plan were accompanied by dividend equivalent rights providing for a lump sum cash amount equal to the accrued dividends from the grant date of the RSU or PRSU, which is paid in cash on the vesting date.

The Compensation Committee generally administers the 2006 Plan and, prior to the expiration of the 2006 Plan in April 2016, had discretion to select the persons to whom awards are made under the 2006 Plan and prescribed the terms and conditions of each award under the 2006 Plan. The Board also has the power to administer the 2006 Plan. With respect to the application of the 2006 Plan to non-employee directors, the Board has sole responsibility and authority for matters relating to the grant and administration of awards.

Equity awards under the 2006 Plan are subject to exercise or base prices equal to (or greater than) the market price of our Common Stock on the grant date. We define the market price of our Common Stock as the NYSE closing price on the date of the grant, or the last previous NYSE closing price if the date of the grant occurs on a day when the NYSE is not open for trading. In 2016, we granted 121,500 SARs, 139,368 RSUs and 139,368 PRSUs under the 2006 Plan. In March 2016, the last grants of equity awards under the 2006 Plan were made. For a description of the equity awards made under the 2006 Plan in 2016 to our NEOs and directors, you should read the narrative discussions and tables under the headings "Grants of Plan-Based Awards in 2016" and "Compensation of Directors in 2016" in this Proxy Statement.

The Compensation Committee does not consider gains from prior equity awards in setting other elements of compensation. For a description of how the grant dates of certain equity awards are predetermined with reference to the expected release of material non-public information, you should read the narrative discussion of our Compensation Committee under the heading "Committees of the Board of Directors" in this Proxy Statement.

2016 Long-Term Incentive Plan

On May 5, 2016, our stockholders approved our 2016 Long-Term Incentive Plan (the “2016 Plan”). The 2016 Plan succeeds the 2006 Plan, which expired in April 2016. At December 31, 2016, the 2006 Plan provided equity-based compensation to approximately 950 of our employees, including our NEOs. The 2016 Plan allows us to grant stock options, SARs, restricted stock, RSUs, performance awards and other stock-based awards of up to 4,400,000 shares of our Common Stock to certain directors, officers, employees, consultants and other individuals who perform services for us or our affiliates.  RSU and PRSU awards under the 2016 Plan may be accompanied by dividend equivalent rights providing for a lump sum cash amount equal to the accrued dividends from the grant date of the RSU or PRSU, which is paid in cash on the vesting date.

The Compensation Committee generally administers the 2016 Plan, has discretion to select the persons to whom awards are made under the 2016 Plan and prescribes the terms and conditions of each award under the 2016 Plan. The Board also has the power to administer the 2016 Plan. With respect to the application of the 2016 Plan to non-employee directors, the Board has sole responsibility and authority for matters relating to the grant and administration of awards. For a description of the Compensation Committee’s delegation of authority to grant equity awards, you should read the narrative discussion of our Compensation Committee under the heading "Committees of the Board of Directors" in this Proxy Statement.

Equity awards under the 2016 Plan are subject to exercise or base prices equal to (or greater than) the market price of our Common Stock on the grant date. We define the market price of our Common Stock as the NYSE closing price on the date of the grant, or the last previous NYSE closing price if the date of the grant occurs on a day when the NYSE is not open for trading. In June 2010, we began using SARs, rather than NQSOs, as the primary form of appreciation awards under the 2006 Plan and we intend to continue this practice under the 2016 Plan. We believe that, over time, SARs require us to issue fewer shares under the 2016 Plan and are, therefore, likely to be less dilutive to our stockholders. Our practice has been to make initial grants of equity awards under the 2006 Plan to newly hired eligible employees, including our NEOs. Under the 2016 Plan, we intend to continue granting equity awards to newly hired employees under the 2016 Plan. In June of each year, we have also made annual grants of equity awards under the 2006 Plan to existing eligible employees in quantities less than the employee's initial grant. We intend to continue granting annual equity awards to employees under the 2016 Plan. In 2016, we granted 226,300 SARs, 628,835 RSUs and no PRSUs under the 2016 Plan. For a description of the equity awards made under the 2016 Plan in 2016 to our NEOs and directors, you should read the narrative discussions and tables under the headings "Grants of Plan-Based Awards in 2016" and "Compensation of Directors in 2016" in this Proxy Statement.

We intend to continue our practice of providing long-term equity-based compensation under the 2016 Plan to our employees, including our NEOs, through time-vested grants with exercise or base prices equal to (or greater than) the fair market value of our Common Stock on the grant date. We also intend to continue our practice of making initial grants to newly hired eligible employees, including future NEOs. The Compensation Committee does not currently consider gains from prior equity awards in setting other elements of compensation.

No awards will be made under the 2016 Plan after May 5, 2026.

Delek Logistics GP, LLC 2012 Long-Term Incentive Plan

The board of directors of Logistics GP adopted the Logistics LTIP in connection with Delek Logistics' initial public offering in 2012. The Logistics LTIP is a unit-based compensation plan for the benefit of Logistics GP's officers, directors and employees or its affiliates and any consultants, affiliates or other individuals who perform services for Delek Logistics. Because some members of the Logistics GP board of directors primarily perform services on our behalf in their roles as our executive officers, the Logistics LTIP is generally administered by the conflicts committee of the Logistics GP board of directors which is a committee comprised entirely of independent directors. The full Logistics GP board of directors may also grant awards and the conflicts committee may delegate, and has delegated to an executive officer of Logistics GP in the past, the authority to issue awards to non-Section 16 officers of Logistics GP.

The Logistics LTIP limits the number of units that may be delivered pursuant to vested awards to 612,207 common units, subject to proportionate adjustment in the event of unit splits and similar events. The Logistics LTIP permits the grant of DKL Phantom Units, unit options, restricted units, unit appreciation rights, distribution equivalent rights and other unit-based awards. DKL Phantom Units are the only form of award granted under the Logistics LTIP to date and are accompanied by distribution equivalent rights providing for a lump sum cash amount equal to the accrued distributions from the grant date of the phantom unit, which is paid in cash on the vesting date. DKL Phantom Unit awards under the Logistics LTIP will be settled with Delek Logistics common units. All of the DKL Phantom Unit awards made in 2016 were to the independent members of the Logistics GP board of directors. Mark Cox, a member of the Logistics GP board of directors received an award of DKL Phantom Units in June 2016. Mr. Cox joined the Company as an employee and was appointed as the Chief Administrative Officer and Executive Vice President of the Company and the Logistics GP after such award was made.

Pursuant to the terms of the Logistics LTIP, upon the occurrence of an Exchange Transaction (as defined in the Logistics LTIP, and generally including a merger, consolidation, acquisition, reorganization or similar extraordinary transaction with respect to Delek Logistics), the Logistics GP board of directors may, in its discretion, accelerate the vesting of DKL Phantom Units, adjust the terms of any outstanding DKL Phantom Units, or, in the event of an Exchange Transaction in which Delek Logistics' unitholders receive equity of another entity, provide for the conversion of DKL Phantom Units into comparable awards for such entity's equity. This provision provides the potential for immediate value to our NEOs in connection with an Exchange Transaction and, therefore, aligns our NEOs' interests with those of Delek Logistics' unitholders and incentivizes our NEOs to work to maximize the value of Delek Logistics units in the event such a transaction were to occur. For a description of the terms of these arrangements see “Potential Payments Upon Termination or Change-in-Control” in this Proxy Statement.

Fringe Benefits, Perquisites and Severance Provisions

Our NEOs are eligible to participate in the benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability insurance. We also sponsor a voluntary 401(k) Employee Retirement Savings Plan (“401(k) Plan”) for eligible employees (including our NEOs) administered by Wells Fargo Institutional Retirement and Trust, a business unit of Wells Fargo Bank, N.A. Employees must be at least 21 years of age with at least 1,000 hours worked to be eligible to participate in the 401(k) Plan. After the first anniversary of employment with us, we match employee contributions to the 401(k) Plan, including those by our NEOs, on a fully vested basis up to a maximum of six percent of eligible compensation.

Since the 2008 tax year, we have reimbursed our executive officers for the cost of professional preparation of their income tax returns. Because our executive officers are typically among our most highly compensated employees, their personal tax returns may be examined in connection with examinations of our tax returns. In addition, Exchange Act reporting requirements expose the executive officers’ compensation to public scrutiny. We believe that encouraging our executive officers to seek professional tax advice will mitigate the personal risks that accompany the heightened scrutiny of their compensation, provide us with a retention and recruiting tool for executive officers, and protect us from the negative publicity that could surround an executive officer’s misstatement of his or her personal income tax liabilities.

In addition, we provided limited additional perquisites to Messrs. Yemin, Ginzburg and Green in 2016 pursuant to the terms of their employment agreements. Messrs. Yemin and Ginzburg each received the use of a company-owned automobile. We reimbursed Mr. Green for the value of income taxes incurred as a result of vested RSUs granted under his 2011 employment agreement, but such reimbursements were eliminated under the 2016 Green Agreement. We expect the perquisites provided to Messrs. Yemin and Ginzburg in 2016 to continue in 2017 pursuant to their current employment agreements and Mr. Ginzburg will continue to receive the use of a company-owned automobile following the end of his service as our chief financial officer and transition to his new, non-executive officer role at a reduced level of compensation beginning in June 2017 as provided in the 2017 Ginzburg Agreement. For a description of the perquisites paid to our NEOs for 2016, you should read the 2016 Summary Compensation Table in this Proxy Statement.

The employment agreements with our NEOs, as well as the terms of the 2006 Plan, the 2016 Plan and Logistics LTIP, may require us to provide compensation or other benefits to our NEOs in connection with certain events related to a termination of employment or an exchange transaction. For a description of the terms of these arrangements, see “Potential Payments Upon Termination or Change-in-Control” in this Proxy Statement. We have established these arrangements because we believe that providing NEOs with compensation and benefit arrangements upon termination or an exchange transaction is necessary for us to be competitive with compensation packages of other companies in our industry and assists us in recruiting and retaining talented executives. In addition, formalizing these benefits provides us with certainty in terms of our obligations to an eligible executive in the event that our relationship with any such executive is terminated.

Advisory Vote on Executive Compensation

We conducted our second advisory vote to approve our executive compensation at our 2014 Annual Meeting of Stockholders and more than 70% of the votes cast were in favor of our NEO compensation as described in our proxy statement. As a result, our NEO compensation was approved (on an advisory basis) by our stockholders. Our Board determined in 2011 that our stockholders should vote on an advisory say-on-pay proposal every third year, consistent with the preference expressed by our stockholders at the 2011 Annual Meeting of Stockholders. As a result, our next advisory say-on-pay vote will occur this year in connection with the Annual Meeting.

While these votes are not binding on us, our Board or its committees, we believe it is important for our stockholders to have an opportunity to express their views regarding our executive compensation philosophy, our compensation policy and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. Our Board and its Compensation Committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our NEOs as disclosed in the proxy statement, our Board will consider our stockholders' concerns and our Compensation Committee will evaluate whether any actions are necessary to address the concerns. In addition to the advisory vote to approve our executive compensation, we encourage ongoing engagement with our stockholders on executive compensation and corporate governance issues.

Stock Ownership Requirements

In December 2014, our Board adopted the stock ownership and retention guidelines set forth below:

Individual	Value of Shares To Be Owned
Chief Executive Officer	5 x Base Salary
Other Executive Officers	2 x Base Salary
Non-Employee Director	3 x Base Annual Retainer

Executive officers and non-employee directors have five years to meet the requisite ownership threshold and, once attained, are expected to continuously own sufficient shares to meet that threshold. Compliance with the guidelines is monitored by the Compensation Committee. The full text of our stock ownership and retention guidelines is available on our website at www.DelekUS.com.

Clawback Policy

Our Compensation Committee adopted a clawback policy in March 2016 (the "Clawback Policy"). Under the Clawback Policy, if (a) our consolidated financial statements are materially restated within three years of the first filing of such financial statements with the SEC, and (b) the Compensation Committee determines, in its reasonable discretion, that (i) any current or former executive officer (as defined in Rule 3b-7 promulgated by the SEC under the Exchange Act) of the Company (an “Executive”) has engaged in intentional misconduct and (ii) such misconduct caused or partially caused the need for such restatement, then the Compensation Committee may, within 12 months after the first public announcement or filing with the SEC of such a material restatement, to the extent permitted by applicable law, require that the Executive forfeit and/or return to us all or a portion of the compensation vested, awarded or received under any equity award (including any award of stock options, restricted stock, RSUs, PRSUs or other performance shares, phantom shares or SARs) during the period subject to restatement. However, any forfeiture and/or return of compensation by an Executive under the Clawback Policy will, in any event, be limited to any portion thereof that the Executive would not have received if our consolidated financial statements had been reported properly at the time of first public release or filing with the SEC. The full text of our Clawback Policy is available on our website at www.DelekUS.com.

Prohibition Against Speculative Transactions

Our Code of Business Conduct & Ethics, which applies to all of our employees and directors, prohibits speculative transactions in our stock such as short sales, puts, calls or other similar options to buy or sell our stock in an effort to hedge certain economic risks or otherwise.

Guidelines For Trades By Insiders

We maintain policies that govern trading in our common stock by officers and directors required to report under Section 16 of the Exchange Act, as well as certain other employees who may have regular access to material non-public information about us. These policies include pre-approval requirements for all trades and periodic trading “black-out” periods designed with reference to our quarterly financial reporting schedule. We also require pre-approval of all trading plans adopted pursuant to Rule 10b5-1 promulgated under the Exchange Act. To mitigate the potential for abuse, no trades are allowed under a trading plan within 30 days after adoption. In addition, we discourage termination or amendment of trading plans by prohibiting trades under new or amended plans within 90 days following a plan termination or amendment.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee

Carlos E. Jordá, Chairman
William J. Finnerty
Shlomo Zohar

2016 Summary Compensation Table

The 2016 Summary Compensation Table below summarizes the compensation for the fiscal year ended December 31, 2016 (and the two prior fiscal years) for (i) our principal executive officer (Mr. Yemin), (ii) our principal financial officer (Mr. Ginzburg) and (iii) our three other most highly compensated executive officers for the fiscal year ended December 31, 2016 (Messrs. Green, Smith and Miller). We refer to these individuals collectively herein as our “named executive officers” or “NEOs.” The footnotes to the 2016 Summary Compensation Table set forth narrative discussions of the material factors necessary to understand the information disclosed in the table.

(a)	(b)	(c)			(d)		(e)		(f)	(i)		(j)
Name Principal Position(s)	Fiscal Year	Salary*			Bonus(1)		Stock Awards		Option Awards	All Other Compensation		Total
		($)		(%)(2)	($)	(%)(2)	($)(3)		($)	($)		($)
Ezra Uzi Yemin President and Chief Executive Officer	2016	609,231	(4)	14.7	600,000	14.4	2,904,555	(5)	—	43,989	(6)	4,157,775
	2015	880,000		18.5	—	0.0	3,842,383		—	43,697		4,766,080
	2014	880,000		13.7	2,156,000	33.6	3,336,022		—	41,818		6,413,840
Assaf Ginzburg Executive Vice President and Chief Financial Officer	2016	375,000		26.7	300,000	21.4	677,493	(7)	—	51,675	(8)	1,404,168
	2015	347,500		11.0	—	0.0	2,584,561		—	243,748		3,175,809
	2014	306,154		30.2	280,000	27.6	—		—	429,018		1,015,172
Frederec Green Executive Vice President and Chief Operating Officer	2016	326,346	(9)	18.1	200,000	11.1	1,197,383	(10)	—	77,631	(11)	1,801,360
	2015	320,000		55.3	—	0.0	—		—	259,098		579,098
	2014	306,154		36.5	280,000	33.4	—		—	253,235		839,389
Mark D. Smith Executive Vice President (12)	2016	320,000		49.4	40,000	6.2	270,926	(13)	—	17,034	(14)	647,960
	2015	306,154		35.0	—	0.0	561,008		—	6,718		873,880
	2014	166,923		21.2	201,700	25.7	—		342,875	74,587		786,085
Anthony L. Miller Executive Vice President (15)	2016	240,000		33.0	200,000	27.5	270,926	(13)	—	15,662	(16)	726,588
	2015	221,538		35.4	—	0.0	307,742		79,430	16,979		625,689

*
Amounts shown represent 26 bi-weekly pay periods during each fiscal year and are not reduced to reflect the NEO's contributions, if any, to the Company’s 401(k) Plan. Amounts shown are amounts actually earned by the NEO during the applicable fiscal year and reflect, to the extent applicable, the impact of any salary adjustments during the year.

(1)
For 2016, the amounts reported in this column reflect the one-time, discretionary cash transaction bonuses paid to the NEOs upon the completion of the Retail Transaction in November 2016. Please see “Compensation Discussion and Analysis-Transaction Bonus” above for a description of these amounts.

(2)	This column represents the dollar amount as a percentage of the Total Compensation figure set forth in column (j).

(3)
Amounts in this column represent the fair value of PRSUs and RSUs. The fair value of PRSUs is calculated using a Monte-Carlo simulation model, which assumes a risk-free rate of interest of 1.08%, an expected life of 2.81 years and an expected volatility of 41.77%. The fair value of RSUs is calculated using the closing price of our Common Stock on the date of the grant. Assumptions used in the calculation of these amounts for the 2016 fiscal year are included in footnote 13 to our audited financial statements for the 2016 fiscal year included in our Annual Report on Form 10-K filed with the SEC on February 27, 2017. Because the fair value of PRSUs is calculated differently than the fair value of RSUs, the grant date fair values for PRSUs and RSUs covering identical quantities of shares may differ.

(4)	Reflects Mr. Yemin’s voluntary waiver of $270,769 of his base salary for fiscal 2016 pursuant to a letter agreement, dated May 5, 2016, between Mr. Yemin and the Company.

(5)
This amount represents the $1,404,670 fair value of 98,160 PRSUs and $1,499,885 fair value of 98,160 RSUs granted to Mr. Yemin on March 10, 2016. If achievement of the highest level of performance conditions is assumed, the grant date fair value of the PRSUs would be $2,809,339.

(6)
For the fiscal year 2016, this amount includes matching contributions to the Company’s 401(k) Plan in the amount of $15,900, group term life insurance premiums of $810, reimbursement in the amount of $24,999 for professional tax preparation fees, and the incremental costs of the following perquisites: medical exam fees and personal use of a company-owned automobile.

(7)
This amount represents the $327,642 fair value of 22,896 PRSUs and $349,851 fair value of 22,896 RSUs granted to Mr. Ginzburg on March 10, 2016. If achievement of the highest level of performance conditions is assumed, the grant date fair value of the PRSUs would be $655,284.

(8)
For the fiscal year 2016, this amount includes matching contributions to the Company’s 401(k) Plan in the amount of $15,900 and group term life insurance premiums of $540, reimbursement in the amount of $29,696 for rental expenses and realtor fees related to a home rented in Israel and the incremental costs of the following perquisites: professional tax preparation fees and personal use of a company-owned automobile.

(9)
During fiscal year 2016, Mr. Green (i) received base salary at an annualized rate of $320,000 through October 31, 2016, and (ii) in connection with his new employment agreement with the Company effective November 1, 2016, thereafter received base salary at an annualized rate of $375,000 for the remainder of fiscal 2016.

(10)	This amount reflects the $1,197,383 fair value of 49,275 RSUs granted to Mr. Green on December 10, 2016.

(11)
For the fiscal year 2016, this amount includes matching contributions to the Company’s 401(k) Plan in the amount of $15,900, group term life insurance premiums of $1,242 and reimbursement in the amount of $60,489 for the value of income taxes incurred as a result of vested RSUs. This amount does not include the value of perquisites and other personal benefits received by Mr. Green because the aggregate amount of such compensation was less than $10,000.

(12)	Information for the 2014 fiscal year does not represent a full fiscal year because Mr. Smith did not commence employment with us until May 2014.

(13)
This amount represents the $131,022 fair value of 9,156 PRSUs and $139,904 fair value of 9,156 RSUs granted to each of Messrs. Smith and Miller on March 10, 2016. If achievement of the highest level of performance conditions is assumed, the grant date fair value of the PRSUs would be $262,045.

(14)
For the fiscal year 2016, this amount includes matching contributions to the Company’s 401(k) Plan in the amount of $15,900 and group term life insurance premiums of $1,134. This amount does not include the value of perquisites and other personal benefits received by Mr. Smith because the aggregate amount of such compensation was less than $10,000.

(15)	Information is presented only for the 2015 and 2016 fiscal years because Mr. Miller was not an NEO during the 2014 fiscal year.

(16)
For the fiscal year 2016, this amount includes matching contributions to the Company's 401(k) Plan in the amount of $14,475 and group term life insurance premiums of $1,187. This amount does not include the value of perquisites and other personal benefits received by Mr. Miller because the aggregate amount of such compensation was less than $10,000.

Grants of Plan-Based Awards in 2016

The following table provides information regarding plan-based awards granted to our NEOs during fiscal year 2016.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (#)(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (Per Share)	Grant Date Fair Value of Stock and Option Awards (3)
		Threshold	Target	Maximum
Ezra Uzi Yemin (4)	03/10/2016	49,080	98,160	196,320	—	—	—	$1,404,670
	03/10/2016	—	—	—	98,160	—	—	$1,499,885
Assaf Ginzburg (5)	03/10/2016	11,448	22,896	45,792	—	—	—	$327,642
	03/10/2016	—	—	—	22,896	—	—	$349,851
Frederec Green (6)	12/10/2016	—	—	—	49,275	—	—	$1,197,383
Mark D. Smith (7)	03/10/2016	4,578	9,156	18,312	—	—	—	$131,022
	03/10/2016	—	—	—	9,156	—	—	$139,904
Anthony L. Miller (7)	03/10/2016	4,578	9,156	18,312	—	—	—	$131,022
	03/10/2016	—	—	—	9,156	—	—	$139,904

(1)
The amounts in this column reflect the threshold, target and maximum shares to be issued upon the vesting of PRSUs. The PRSUs are subject to a performance period beginning January 1, 2016 and ending December 31, 2018.

(2)	The amounts in this column reflect the shares to be issued upon the vesting of RSUs.

(3)
The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for financial statement reporting purposes over the expected term of the grant. Assumptions used in the calculation of this amount for the 2016 fiscal year are included in footnote 13 to our audited financial statements for the 2016 fiscal year included in our Annual Report on Form 10-K filed with the SEC on February 27, 2017. Because the fair value of PRSUs is calculated differently than the fair value of RSUs, the grant date fair values for PRSUs and RSUs covering identical quantities of shares may differ.

(4)
On March 10, 2016, Mr. Yemin was granted 98,160 PRSUs and 98,160 RSUs. 24,539 of the RSUs had vested at December 31, 2016, 8,180 vested on March 10, 2017 and 8,180 will vest every three months thereafter until the final tranche of 8,181 vests on March 10, 2019.

(5)
On March 10, 2016, Mr. Ginzburg was granted 22,896 PRSUs and 22,896 RSUs. 5,723 of the RSUs had vested at December 31, 2016, 1,908 vested on March 10, 2017 and 1,908 will vest every three months thereafter until the final tranche of 1,909 vests on March 10, 2019.

(6)
On December 10, 2016, Mr. Green was granted 49,275 RSUs. None of the RSUs had vested at December 31, 2016, 8,212 will vest on June 10, 2017, 4,106 will vest every three months thereafter until March 10, 2019, and 4,107 will vest on each of June 10, September 10 and December 10, 2019.

(7)
On March 10, 2016, Messrs. Smith and Miller were each granted 9,156 PRSUs and 9,156 RSUs. 2,288 of the RSUs had vested for each of Messrs Smith and Miller at December 31, 2016, 763 vested on March 10, 2017 and 763 will vest every three months thereafter until the final tranche of 764 vests on March 10, 2019.

Narrative to the 2016 Summary Compensation Table and Grants of Plan-Based Awards in 2016 Table

Yemin Employment Agreement

Based in part on a chief executive officer compensation analysis conducted by Aon, the Compensation Committee recommended, the Board approved and the Company entered into Mr. Yemin's current employment agreement effective November 1, 2013. Under the terms of the Yemin Agreement, Mr. Yemin continues to serve as the Company’s Chief Executive Officer and as the Chairman of the Board. The Yemin Agreement specifies that Mr. Yemin’s base salary shall be no less than the annualized equivalent of $880,000. Pursuant to a letter agreement between Mr. Yemin and the Company dated May 5, 2016, Mr. Yemin waived 50% of his Base Compensation (as such term is defined in the Yemin Agreement) for a period that began May 9, 2016 until he determined, in his sole discretion, to revoke such waiver. Mr. Yemin revoked the waiver effective December 31, 2016. Under the Yemin Agreement, Mr. Yemin also leases his residence from us at fair market value and holds an option to purchase the residence from the Company at fair market value. Finally, he will continue to be reimbursed for the reasonable costs of professional preparation of his personal income tax return(s) and will continue to be provided the personal use of a company-owned automobile.

Under the terms of the Yemin Agreement, Mr. Yemin may receive certain benefits upon the expiration or termination of his employment. Please see the narrative discussion under the heading “Potential Payments Upon Termination or Change-In-Control” in this Proxy Statement for further discussion of these terms.

2015 Employment Agreements with Smith and Miller

We entered into employment agreements with Mr. Smith in May 2015 and with Mr. Miller in August 2015. Mr. Smith’s agreement was effective May 1, 2015 and succeeded his offer of employment letter with us dated April 22, 2014. Mr. Miller’s agreement was effective August 3, 2015 and succeeded his prior employment agreements with us.

Under the terms of the agreements, Messrs. Smith and Miller agreed to serve as Executive Vice Presidents. The agreements specify that base salaries shall be no less than the annualized equivalent of $320,000 and $240,000 for Messrs. Smith and Miller, respectively. Each of Messrs. Miller and Smith will be reimbursed for the reasonable costs of professional preparation of his personal income tax return(s) pursuant to his respective employment agreement with us.

Each of Messrs. Smith and Miller may receive certain benefits upon the expiration or termination of employment under their employment agreements. Please see the narrative discussion under the heading “Potential Payments Upon Termination or Change-In-Control” in this Proxy Statement for further discussion of these terms.

2015 and 2017 Ginzburg Employment Agreements

We entered into an employment agreement with Mr. Ginzburg in May 2015 (the "2015 Ginzburg Agreement"). The 2015 Ginzburg Agreement was effective July 1, 2015 and succeeded his previous employment agreement with us that expired June 30, 2015. Under the terms of the 2015 Ginzburg Agreement, Mr. Ginzburg agreed to continue to serve as the Company's Executive Vice President and Chief Financial Officer. The 2015 Ginzburg Agreement specifies that Mr. Ginzburg's base salary shall be no less than the annualized equivalent of $375,000 and that Mr. Ginzburg will be reimbursed for the reasonable costs of professional preparation of his personal income tax return(s) and will be provided the personal use of a company-owned automobile.

Mr. Ginzburg may receive certain benefits upon the expiration or termination of employment under the 2015 Ginzburg Agreement. Please see the narrative discussion under the heading “Potential Payments Upon Termination or Change-In-Control” in this Proxy Statement for further discussion of these terms.

On November 2, 2016, we entered into an employment agreement effective June 1, 2017 with Mr. Ginzburg (the "2017 Ginzburg Agreement") which expires March 31, 2020. Mr. Ginzburg’s current employment agreement dated July 1, 2015 will continue through May 31, 2017.  Effective as of June 1, 2017, Mr. Ginzburg will cease to serve as our Chief Financial Officer and will cease to be an executive officer of the Company, but will continue to serve the Company in a non-executive officer role.   Pursuant to the 2017 Ginzburg Agreement, Mr. Ginzburg will devote approximately 50% of his business time to the Company through March 31, 2020.

The 2017 Ginzburg Agreement provides that Mr. Ginzburg will receive an annualized base salary of at least $237,500 and sets Mr. Ginzburg's annual bonus target for the 2017 fiscal year at an amount equal to (1) 75% of his base compensation during the period from January 1, 2017 to May 31, 2017, and (2) 60% of his base compensation during the period from June 1, 2017 to December 31, 2017.  The 2017 Ginzburg Agreement sets Mr. Ginzburg’s annual bonus target for the 2018 fiscal year and each year thereafter at 60% of his base salary.  Under the 2017 Ginzburg Agreement, Mr. Ginzburg will be reimbursed for the reasonable costs of professional preparation of his personal income tax return(s) during the term of his agreement.  Additionally, pursuant to the 2017 Ginzburg Agreement, after Mr. Ginzburg’s status as an executive officer of the Company ends, if Mr. Ginzburg is not eligible to participate in the Company’s benefit plans due to devoting approximately 50% of his business time to the Company, the Company will pay Mr. Ginzburg an amount in cash equal to the value of such benefits that would have otherwise been received if he were eligible to participate in the Company’s benefit plans, including, but not limited to (A) the cost of the Company to provide health care benefits for Mr. Ginzburg and his family, (B) a cash amount equal to 6% of Mr. Ginzburg's salary which he would have otherwise received in matching contributions to the Company’s 401(k) plan, and (C) the imputed value of group term life insurance premiums.  Mr. Ginzburg will also continue to be provided the personal use of a company-owned automobile.

In connection with the approval of the 2017 Ginzburg Agreement, the Compensation Committee approved long-term incentive awards to be granted to Mr. Ginzburg in March 2017 with a grant date fair value no less than $700,000. Approximately half of the target value of the equity awards to Mr. Ginzburg was in the form of time-vested RSUs, which will vest quarterly, conditioned upon continued employment over three years, provided that no RSUs will vest in the first quarter following the grant date, and the RSUs that would otherwise have vested in the first quarter following the grant date will instead vest with the RSUs vesting in the second quarter following the grant date. The balance of the equity that was awarded to Mr. Ginzburg was in the form of two tranches of PRSUs. Each tranche of the PRSUs has a performance period commencing January 1, 2017 with one tranche ending December 31, 2018 and the other ending December 31, 2019. The RSUs and PRSUs were granted under the Company’s 2016 Long-Term Incentive Plan on the grant date and are subject to such customary terms and conditions for similar grants under such plan.

Prior and Current Green Employment Agreements

We entered into an employment agreement effective November 1, 2011 with Mr. Green that expired on April 30, 2016 (the "2011 Green Agreement"). The 2011 Green Agreement provided that Mr. Green would receive an annualized base salary of at least $280,000 and would be reimbursed for the reasonable costs of professional preparation of his personal income tax return(s) during the term of his agreement. The 2011 Green Agreement also set Mr. Green's annual bonus target between 33% and 75% of his base salary at the end of the bonus year and provided for the RSU grants described below.

Mr. Green was granted 200,000 RSUs on December 10, 2011 and all of these shares had vested at December 31, 2016. Under the terms of the 2011 Green Agreement, income taxes incurred as a result of these RSUs were reimbursed to Mr. Green, but not grossed up, at his marginal tax rate, provided that the aggregate value of such tax reimbursements shall not exceed the value that would be reimbursed to him if the fair market value of our Common Stock were $13.00 on each vesting date.

In November 2016, we entered into an employment agreement effective November 1, 2016 with Mr. Green that expires on October 31, 2020 (the "2016 Green Agreement"). The 2016 Green Agreement provides that Mr. Green will receive an annualized base salary of at least $375,000 and will be reimbursed for the reasonable costs of professional preparation of his personal income tax return(s) during the term of his agreement. The agreement also set Mr. Green's initial annual bonus target for 2016 at 75% of his base salary as in effect at the end of the fiscal year.

In connection with the execution of the 2016 Green Agreement, Mr. Green was granted 49,275 RSUs on December 10, 2016 of which none had vested at December 31, 2016. Additionally, the Compensation Committee approved a grant of equity awards with an aggregate target grant date fair value of approximately $700,000 was made to Mr. Green in March 2017. Approximately half of the target value of the equity awards to Mr. Green was in the form of time-vested RSUs, which will vest quarterly over three years, conditioned upon continued employment, provided that no RSUs will vest in the first quarter following the grant date, and the RSUs that would otherwise have vested in the first quarter following the grant date will instead vest with the RSUs vesting in the second quarter following the grant date. The balance of the equity that was awarded to Mr. Green was in the form of two tranches of PRSUs. Each tranche of the PRSUs has a performance period commencing January 1, 2017 with one tranche ending December 31, 2018 and the other ending December 31, 2019. The RSUs and PRSUs were granted under the Company’s 2016 Long-Term Incentive Plan on the grant date and are subject to such customary terms and conditions for similar grants under such plan. Unlike the 2011 Green Agreement, the 2016 Green Agreement does not provide for the reimbursement of any income taxes as a result of vested RSUs.

Mr. Green may receive certain benefits upon the expiration or termination of his employment. Please see the narrative discussion under the heading “Potential Payments Upon Termination or Change-In-Control” in this Proxy Statement for further discussion of these terms.

Equity Awards in 2016

In March 2016, the Compensation Committee approved long-term incentive awards to Messrs. Yemin, Ginzburg, Smith and Miller under the 2006 Plan. The awards have two components: (i) 98,160, 22,896, 9,156 and 9,156 PRSUs for Messrs. Yemin, Ginzburg, Smith and Miller, respectively (the “Performance Awards”), and (ii) 98,160, 22,896, 9,156 and 9,156 RSUs for Messrs. Yemin, Ginzburg, Smith and Miller, respectively (the “March Time-Vested Awards”). In December 2016, the Compensation Committee approved a long-term incentive award of 49,275 RSUs to be granted to Mr. Green under the 2016 Plan (the "December Time-Vested Awards" and, collectively with the March Time-Vested Awards, the "Time-Vested Awards").

The Performance Awards have a performance period beginning January 1, 2016 and ending December 31, 2018. All Performance Awards vest at the end of the applicable performance period and are based solely on our total shareholder return ("TSR"), which we define generally as appreciation in the Company's stock price plus all dividends paid during the applicable performance period, relative to the performance of the peer group of companies identified by the Compensation Committee. Messrs. Yemin, Ginzburg, Smith and Miller may earn from 0% to 200% of the Performance Awards based on the performance standards in the table below:

Performance Level	Relative TSR	Payout (as a % of target)
Below Threshold	< 25th Percentile	0%
Threshold	25th Percentile	50%
Target	50th Percentile	100%
Maximum	≥ 75% Percentile	200%

The Time-Vested Awards vest quarterly in equal amounts through the third anniversary of the grant date (provided the initial installment that would otherwise vest three months following the grant date will instead vest with the second installment six months following the grant date). The Time-Vested Awards are conditioned upon the employee's continued employment with the Company.

Outstanding Equity Awards at December 31, 2016

The following table provides information about the number of outstanding equity awards held by our NEOs at December 31, 2016.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested		Market Value of Shares or Units That Have Not Vested (1)
Ezra Uzi Yemin (2)	—	—		—	—	8,307	(3)	$199,949
						17,370	(4)	$418,096
						41,688	(4)	$1,003,430
						73,621	(5)	$1,772,057
						98,160	(5)	$2,362,711
						24,488	(6)	$699,132
Assaf Ginzburg	3,250	—		$14.25	6/10/2021	29,431	(7)	$708,404
						4,790	(7)	$115,295
						17,173	(8)	$413,354
						22,896	(8)	$551,107
						5,000	(6)	$142,750
Frederec Green	15,000	—		$9.17	6/10/2019	10,000	(6)	$285,500
	3,250	—		$6.98	6/10/2020	49,275	(9)	$1,186,049
	4,875	—		$14.25	6/10/2021
Mark D. Smith	16,250	16,250	(10)	$30.10	6/10/2024	3,427	(11)	$82,488
						3,426	(11)	$82,464
						6,868	(12)	$165,313
						9,156	(12)	$220,385
Anthony L. Miller	1,625	0		$16.21	6/10/2022	2,353	(13)	$56,637
	4,875	1,625	(14)	$34.75	6/10/2023	2,016	(13)	$48,525
	3,250	3,250	(10)	$30.10	6/10/2024	6,868	(12)	$165,313
	1,625	4,875	(15)	$36.53	6/10/2025	9,156	(12)	$220,385

(1)
Amounts in this column are based upon a fair market value of $24.07 per share and $28.55 per unit which were the NYSE closing prices of our Common Stock and Delek Logistics' common units, respectively, on December 30, 2016 which was the last trading day of fiscal year 2016. The value of PRSUs assume settlement at the target quantities.

(2)	Amounts for Mr. Yemin do not include outstanding GP Membership Interests granted to him in December 2013.

(3)	On June 10, 2014, Mr. Yemin was granted 49,836 RSUs. 41,529 of the RSUs had vested at December 31, 2016, 4,153 vested on March 10, 2017 and the final 4,154 vests on June 10, 2017.

(4)
On March 10, 2015, Mr. Yemin was granted 41,688 PRSUs and 41,688 RSUs. The PRSUs are subject to a performance period beginning January 1, 2015 and ending December 31, 2017. 24,318 of the RSUs had vested at December 31, 2016, 3,474 vested on March 10, 2017 and 3,474 will vest every three months thereafter until the final tranche vests on March 10, 2018.

(5)
On March 10, 2016, Mr. Yemin was granted 98,160 PRSUs and 98,160 RSUs. The PRSUs are subject to a performance period beginning January 1, 2016 and ending December 31, 2018. 24,539 of the RSUs had vested at December 31, 2016, 8,180 vested on March 10, 2017 and 8,180 will vest every three months thereafter until the final tranche of 8,181 vests on March 10, 2019.

(6)	Consists of DKL Phantom Units that are scheduled to vest ratably on June 10, 2017 and December 10, 2017.

(7)
On June 10, 2015, Mr. Ginzburg was granted two tranches of 4,790 PRSUs each and 58,860 RSUs. Both tranches of PRSUs are subject to a performance period beginning April 1, 2015 with one ended December 31, 2016 and the other ending December 31, 2017. 29,429 of the RSUs had vested at December 31, 2016, 4,905 vested on March 10, 2017 and 4,905 will vest every three months thereafter until the final tranche of 4,906 vests on June 10, 2018.

(8)
On March 10, 2016, Mr. Ginzburg was granted 22,896 PRSUs and 22,896 RSUs. The PRSUs are subject to a performance period beginning January 1, 2016 and ending December 31, 2018. 5,723 of the RSUs had vested at December 31, 2016, 1,908 vested on March 10, 2017 and 1,908 will vest every three months thereafter until the final tranche of 1,909 vests on March 10, 2019.

(9)
On December 10, 2016, Mr. Green was granted 49,275 RSUs. None of the RSUs had vested at December 31, 2016, 8,212 will vest on June 10, 2017, 4,106 will vest every three months thereafter until March 10, 2019, and 4,107 will vest on each of June 10, September 10 and December 10, 2019.

(10)	The unvested SARs vest ratably on each of June 10, 2017 and June 10, 2018.

(11)
On June 10, 2015, Mr. Smith was granted two tranches of 3,426 PRSUs each and 6,852 RSUs. Both tranches of PRSUs are subject to a performance period beginning April 1, 2015 with one ended December 31, 2016 and the other ending December 31, 2017. 3,425 of the RSUs had vested at December 31, 2016, 571 vested on March 10, 2017 and 571 will vest every three months thereafter until the final tranche of 572 vests on June 10, 2018.

(12)
On March 10, 2016, Messrs. Smith and Miller were each granted 9,156 PRSUs and 9,156 RSUs. The PRSUs are subject to a performance period beginning January 1, 2016 and ending December 31, 2018. 2,288 of the RSUs had vested for each of Messrs. Smith and Miller at December 31, 2016, 763 vested on March 10, 2017 and 763 will vest every three months thereafter until the final tranche of 764 vests on March 10, 2019.

(13)
On September 10, 2015, Mr. Miller was granted two tranches of 2,016 PRSUs each and 4,032 RSUs. Both tranches of PRSUs are subject to a performance period beginning July 1, 2015 with one ended December 31, 2016 and the other ending December 31, 2017. 1,679 of the RSUs had vested at December 31, 2016, 336 vested on March 10, 2017 and 336 will vest every three months thereafter until the final tranche of 337 vests on September 10, 2018.

(14)	The unvested SARs vest on June 10, 2017.

(15)	The unvested SARs vest ratably on each of June 10, 2017, June 10, 2018 and June 10, 2019.

Option Exercises and Stock Vested in 2016

The following table provides information about NQSO and SAR exercises by, and the vesting of RSUs, PRSUs and DKL Phantom Units for, our NEOs during fiscal year 2016.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
Ezra Uzi Yemin	n/a	n/a	99,470	(1)	$2,164,974	(1)
Assaf Ginzburg	n/a	n/a	30,343	(2)	$593,425	(2)
Frederec Green	n/a	n/a	21,750	(3)	$451,790	(3)
Mark D. Smith	n/a	n/a	4,572	(4)	$85,110	(4)
Anthony L. Miller	n/a	n/a	5,177	(5)	$102,834	(5)

(1)	Quantities and values for these columns are comprised of the following:

NEO	Vesting Date	Shares/Units Vested	Award Type	Fair Market Value Per Share*	Fair Market Value
Yemin	03/10/2016	4,153	RSU	$15.28	$63,458
	03/10/2016	3,474	RSU	$15.28	$53,083
	06/10/2016	4,153	RSU	$13.39	$55,609
	06/10/2016	3,474	RSU	$13.39	$46,517
	06/10/2016	12,244	DKL Phantom Unit	$26.05	$318,956
	09/10/2016	4,153	RSU	$17.33	$71,971
	09/10/2016	3,474	RSU	$17.33	$60,204
	09/10/2016	16,359	RSU	$17.33	$283,501
	12/10/2016	4,153	RSU	$24.30	$100,918
	12/10/2016	3,474	RSU	$24.30	$84,418
	12/10/2016	8,180	RSU	$24.30	$198,774
	12/10/2016	12,244	DKL Phantom Unit	$28.40	$347,730

*	The amounts in this column reflect the NYSE closing price of our Common Stock or Delek Logistics’ common units, as applicable, on the vesting date or the last trading day prior to the vesting date.

Also reflects the PRSUs earned for the performance period that commenced on April 1, 2014 and ended on December 31, 2016, because performance targets were met. The value shown as realized on December 31, 2016 is based on the number of shares earned for the performance period using the NYSE closing price of our Common Stock on December 30, 2016, which was the last trading day of the performance period that ended on December 31, 2016.

Performance Period Completion Date	Number of Shares Acquired on Vesting	Fair Market Value Per Share	Value Realized on Vesting
12/31/2016	19,935	$24.07	$479,835

(2)	Quantities and values for these columns are comprised of the following:

NEO	Vesting Date	Shares/Units Vested	Award Type	Fair Market Value Per Share*	Fair Market Value
Ginzburg	3/10/2016	4,905	RSU	$15.28	$74,948
	6/10/2016	4,905	RSU	$13.39	$65,678
	6/10/2016	2,500	DKL Phantom Unit	$26.05	$65,125
	9/10/2016	4,905	RSU	$17.33	$85,004
	9/10/2016	3,815	RSU	$17.33	$66,114
	12/10/2016	4,905	RSU	$24.30	$119,192
	12/10/2016	1,908	RSU	$24.30	$46,364
	12/10/2016	2,500	DKL Phantom Unit	$28.40	$71,000

*	The amounts in this column reflect the NYSE closing price of our Common Stock or Delek Logistics’ common units, as applicable, on the vesting date or the last trading day prior to the vesting date.

(3)	Quantities and values for these columns are comprised of the following:

NEO	Vesting Date	Shares/Units Vested	Award Type	Fair Market Value Per Share*	Fair Market Value
Green	3/10/2016	11,750	RSU	$15.28	$179,540
	6/10/2016	5,000	DKL Phantom Unit	$26.05	$130,250
	12/10/2016	5,000	DKL Phantom Unit	$28.40	$142,000

*	The amounts in this column reflect the NYSE closing price of our Common Stock or Delek Logistics’ common units, as applicable, on the vesting date or the last trading day prior to the vesting date

(4)	Quantities and values for these columns are comprised of the following:

NEO	Vesting Date	Shares/Units Vested	Award Type	Fair Market Value Per Share*	Fair Market Value
Smith	3/10/2016	571	RSU	$15.28	$8,725
	6/10/2016	571	RSU	$13.39	$7,646
	9/10/2016	571	RSU	$17.33	$9,895
	9/10/2016	1,525	RSU	$17.33	$26,428
	12/10/2016	571	RSU	$24.30	$13,875
	12/10/2016	763	RSU	$24.30	$18,541

*	The amounts in this column reflect the NYSE closing price of our Common Stock or Delek Logistics’ common units, as applicable, on the vesting date or the last trading day prior to the vesting date

(5)	Quantities and values for these columns are comprised of the following:

NEO	Vesting Date	Shares/Units Vested	Award Type	Fair Market Value Per Share*	Fair Market Value
Miller	3/10/2016	671	RSU	$15.28	$10,253
	6/10/2016	336	RSU	$13.39	$4,499
	9/10/2016	336	RSU	$17.33	$5,823
	9/10/2016	1,525	RSU	$17.33	$26,428
	12/10/2016	336	RSU	$24.30	$8,165
	12/10/2016	763	RSU	$24.30	$18,541

*	The amounts in this column reflect the NYSE closing price of our Common Stock or Delek Logistics’ common units, as applicable, on the vesting date or the last trading day prior to the vesting date

Also reflects the PRSUs earned for the performance period that commenced on July 1, 2015 and ended on December 31, 2016, because performance targets were met. The value shown as realized on December 31, 2016 is based on the number of shares earned for the performance period using the NYSE closing price of our Common Stock on December 30, 2016, which was the last trading day of the performance period that ended on December 31, 2016.

Performance Period Completion Date	Number of Shares Acquired on Vesting	Fair Market Value Per Share	Value Realized on Vesting
12/31/2016	1,210	$24.07	$29,125

Potential Payments Upon Termination or Change-In-Control

The following tables disclose the estimated payments and benefits that would be provided to each of our NEOs, applying the assumptions that each of the triggering events relating to termination of employment and changes in control described in their respective employment agreements, the 2006 Plan, the 2016 Plan and the Logistics LTIP took place on December 31, 2016 and their last day of employment was December 31, 2016. These amounts are in addition to benefits payable generally to our salaried employees. Due to a number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may differ. Factors that could affect these amounts include the timing during the year of any such event and the fair market values of our Common Stock and Delek Logistics' common units.

Termination of Employment (1)	Yemin (2)	Ginzburg (3)	Green (4)	Smith (5)	Miller (6)
Severance Payment	$4,224,000	$656,250	$656,250	$480,000	$360,000
COBRA	$25,103	$16,735	$16,735	$16,735	$16,735
Accrued/Unused Vacation	$16,923	$28,846	$38,942	$17,231	$26,769
Accelerated RSUs	$760,973	$327,978	$197,663	$64,219	$52,906
Accelerated PRSUs	$1,456,524	$257,068	n/a	$125,934	$102,586
Accelerated SARs	n/a	n/a	n/a	$0	$0
TOTAL	$6,483,523	$1,286,877	$909,590	$704,119	$558,996

Change-In-Control (7)	Yemin (8)	Ginzburg (9)	Green (10)	Smith (11)	Miller (12)
Severance/Change-In-Control Payment	$6,336,000	$1,312,500	$1,312,500	$960,000	$720,000
COBRA	$25,103	$16,735	$16,735	$16,735	$16,735
Accrued/Unused Vacation	$16,923	$28,846	$38,942	$17,231	$26,769
Accelerated GP Membership Interests	$336,362	n/a	n/a	n/a	n/a
Accelerated RSUs	$2,390,103	$1,121,758	$1,186,049	$247,801	$221,950
Accelerated PRSUs	$3,366,141	$666,402	n/a	$302,849	$268,910
Accelerated NQSOs/SARs	n/a	n/a	n/a	$0	$0
Accelerated DKL Phantom Units	$699,132	$142,750	$285,500	n/a	n/a
TOTAL	$13,169,764	$3,288,991	$2,839,726	$1,544,616	$1,254,364

(1)
The "Termination of Employment" table assumes that (a) we terminated the NEO’s employment without cause effective December 31, 2016 when the fair market value of our Common Stock was $24.07 per share, (b) any required advance notice provisions had been satisfied, (c) the vesting of equity awards under the 2006 Plan and 2016 Plan were accelerated by our Board pursuant to any applicable employment agreement provisions (including the prorated acceleration of PRSUs at target quantities), and (d) the vesting of equity awards under the Logistics LTIP were not accelerated because the Logistics GP board is not bound by the employment agreements with our NEOs.

(2)	Assumes acceleration of 31,615 unvested RSUs and 60,512 unvested PRSUs.

(3)	Assumes acceleration of 13,626 unvested RSUs and 10,680 unvested PRSUs.

(4)	Assumes acceleration of 8,212 unvested RSUs.

(5)
Assumes acceleration of 2,668 unvested RSUs and 5,232 unvested PRSUs. The acceleration of SARs on December 31, 2016 would have provided no value because the SAR base prices exceeded the fair market value of our Common Stock.

(6)
Assumes acceleration of 2,198 unvested RSUs and 4,262 unvested PRSUs. The acceleration of SARs on December 31, 2016 would have provided no value because the SAR base prices exceeded the fair market value of our Common Stock.

(7)
The "Change-In-Control" table assumes that an “exchange transaction” (as described under the heading "2006 Long-Term Incentive Plan" below) and "change in control" (as described under the heading "2016 Long-Term Incentive Plan" below) occurred on December 31, 2016 when the fair market values of our Common Stock and Delek Logistics' common units were $24.07 per share and $28.55 per unit, respectively, and, as a result, the NEO's employment is terminated and our Board and the Logistics GP board of directors decided that all outstanding plan-based and other equity awards should become fully vested (including PRSUs at target values) and participate in the transaction value of the shares covered by the award (e.g., by exercise or cash out).

(8)	Assumes acceleration of 0.25% GP Membership Interest, 99,298 unvested RSUs, 139,848 unvested PRSUs and 24,488 DKL Phantom Units.

(9)	Assumes acceleration of 46,604 unvested RSUs, 27,686 unvested PRSUs and 5,000 DKL Phantom Units.

(10)	Assumes acceleration of 49,275 unvested RSUs and 10,000 DKL Phantom Units.

(11)
Assumes acceleration of 10,295 unvested RSUs and 12,582 unvested PRSUs. The acceleration of SARs on December 31, 2016 would have provided no value because the SAR base prices exceeded the fair market value of our Common Stock.

(12)
Assumes acceleration of 9,221 unvested RSUs and 11,172 unvested PRSUs. The acceleration of SARs on December 31, 2016 would have provided no value because the SAR base prices exceeded the fair market value of our Common Stock.

Narrative to the Potential Payments Upon Termination or Change-In-Control Tables

Yemin Employment Agreement

The Yemin Agreement contains certain provisions relating to the termination of his employment. If Mr. Yemin’s employment is terminated by the Company without Cause (as defined in the Yemin Agreement) or is terminated by Mr. Yemin for Good Reason (as defined in the Yemin Agreement) other than in the context of a Change in Control (as defined in the Yemin Agreement), Mr. Yemin will be entitled to receive (i) an amount equal to the product of (A) the sum of Mr. Yemin’s base salary and target annual bonus, in each case as in effect immediately prior to the notice of termination (the “Separation Base Amount”) multiplied by (B) two; (ii) the costs of continuing COBRA health insurance coverage for Mr. Yemin’s family for 18 months following termination (the “Health Benefit Continuation”); (iii) the annual bonus to which Mr. Yemin would have otherwise been entitled if his employment had continued through the end of the bonus year based upon the actual performance of the Company, prorated for the period of actual employment during the bonus year (the “Post-Employment Annual Bonus”); and (iv) the immediate vesting of unvested equity awards granted to Mr. Yemin under the Company’s long-term incentive plans but, in the case of performance awards, only to the extent that the applicable performance period has elapsed through the date of termination and, in the case of other awards, only to the extent that the awards would have otherwise vested within six months following the date of termination.

The Yemin Agreement also contains a "double trigger" change in control provision. If within two years following a Change in Control Mr. Yemin’s employment is terminated by the Company other than for Cause or by Mr. Yemin for Good Reason, Mr. Yemin will be entitled to receive (i) an amount equal to the product of the Separation Base Amount multiplied by three; (ii) the Health Benefit Continuation; (iii) the Post-Employment Annual Bonus; and (iv) the immediate vesting of all unvested equity awards granted to Mr. Yemin under the Company’s long-term incentive plans.

The Yemin Agreement also provides Mr. Yemin with the option to purchase his residence from us following the termination of his employment (other than termination for Cause). Under the terms of the option, Mr. Yemin may purchase the residence at a price equal to the fair market value of the residence at the time of purchase. We do not believe that the option would have provided a quantifiable benefit to Mr. Yemin if he had exercised the option on December 31, 2016 because the option does not allow him to purchase the residence at less than fair market value.

If Mr. Yemin’s employment terminates because of his death, he will not be entitled to the above-noted payments and benefits, other than accrued and unused vacation. However, pursuant to our standard policies, Mr. Yemin’s beneficiaries would receive a death benefit equal to 1.5 times Mr. Yemin’s salary at the time of death. Please see the narrative discussion following the 2016 Summary Compensation Table and Grants of Plan Based Awards in 2016 table in this Proxy Statement for further discussion of the material terms of the Yemin Agreement.

Ginzburg, Green, Smith and Miller Employment Agreements

We also have employment agreements (the "Agreements") with Messrs. Ginzburg, Green, Smith and Miller which may provide certain benefits to them upon the termination of their employment or a change in control. Upon the termination of his employment by the Company without Cause (as defined in the Agreements) or by the executive for Good Reason (as defined in the Agreements) other than in the context of a Change in Control (as defined in the Agreements), the terminated executive will be entitled to receive (i) an amount equal to the sum of the executive’s base salary and target annual bonus, in each case as in effect immediately prior to the notice of termination (the “Separation Base Amount”), (ii) the costs of continuing COBRA health insurance coverage for the executive’s family for 12 months following termination (the “Health Benefit Continuation”), (iii) the annual bonus to which the executive would have otherwise been entitled if his employment had continued through the end of the bonus year based upon the actual performance of the Company, prorated for the period of actual employment during the bonus year (the “Post-Employment Annual Bonus”), and (iv) the immediate vesting of unvested equity awards granted to the executive under the Company’s long-term incentive plans but, in the case of performance awards, only to the extent that the applicable performance period has elapsed through the date of termination and, in the case of other awards, only to the extent that the awards would have otherwise vested within six months following the date of termination. If within two years following a Change in Control (as defined in the Agreements) the executive's employment is terminated by the Company other than for Cause (as defined in the Agreements) or by the executive for Good Reason (as defined in the Agreements), the terminated executive will be entitled to receive (i) an amount equal to the Separation Base Amount multiplied by two, (ii) the Health Benefit Continuation, (iii) the Post-Employment Annual Bonus and (iv) the immediate vesting of all unvested equity awards granted to the executive under the Company’s long-term incentive plans.

GP Membership Interests

In March 2013, we granted Messrs. Yemin, Ginzburg and Green awards of 1.0%, 0.2% and 0.2% GP Membership Interests, respectively; and, in connection with the negotiation of the Yemin Agreement, we granted Mr. Yemin an additional 4.0% GP Membership Interest. As members of Logistics GP, Messrs. Yemin, Ginzburg and Green participate in its profits and losses from operations, distributions from operations and liquidation value. Logistics GP is entitled to distributions in respect of its 2.0% general partner interest and its incentive distribution rights in Delek Logistics. Any Logistics GP distributions payable to its members while GP Membership Interests are unvested will be paid in arrears upon the vesting of such interest.

All GP Membership Interests are subject to restrictions on transfer under Logistics GP's limited liability company agreement. In particular, the GP Membership Interests are subject to call, put, drag-along and tag-along rights. The call right allows the Company to repurchase the GP Membership Interests upon the termination of the NEO's employment and thereby reverse any dilutive effect of the award if performance falters. Upon termination for any reason other than for Cause, the put right enables the NEO to require the Company to repurchase his GP Membership Interests, if vested, at fair market value. If any of Messrs. Yemin, Ginzburg or Green is terminated for Cause (as defined in their respective employment agreements), the terminated executive will forfeit his entire GP Membership Interest, whether vested or unvested. Upon termination for any reason other than for Cause, the terminated executive will have the right to require Logistics GP to repurchase the GP Membership Interest, if vested, and Logistics GP will have the right to repurchase the interest, in each case, at its fair market value, determined in accordance with Logistics GP's limited liability company agreement. In addition, Logistics GP, in its sole discretion, can cause the GP Membership Interests to vest upon an Exchange Transaction (as defined in Logistics GP's limited liability company agreement).

2006 Long-Term Incentive Plan

Under the 2006 Plan and the applicable award agreements, equity awards that are not vested at the time the participant’s employment terminates will generally be immediately forfeited unless our Board or Compensation Committee determines otherwise. NQSOs and SARs that are vested but unexercised at the time of termination of employment will generally be forfeited unless they are exercised before the earlier of 30 days after such termination or the expiration of the award; however, the 15,000 NQSOs remaining from the NQSOs granted to Mr. Green under his 2009 employment agreement will be forfeited unless they are exercised before the earlier of one year after such termination or the expiration of the award on June 10, 2019.

If an “exchange transaction” (as defined in the 2006 Plan) occurs with respect to our Common Stock, then, unless other arrangements are made, unvested awards granted under the 2006 Plan may be treated under either of two alternatives. Such unvested awards may be converted into economically equivalent awards with respect to the stock of the acquiring or successor company, or they may become fully vested and participate in the transaction value of the shares covered by the award (e.g., by exercise or cash out). Subject to the above, the disposition of unvested awards under the 2006 Plan in the event of an exchange transaction will be determined by our Board, in its discretion. For the purposes of the 2006 Plan, an “exchange transaction” includes certain mergers or other transactions which result in the holders of our Common Stock receiving cash, stock or other property in exchange for or in connection with their shares of our Common Stock. For an illustration of the value of accelerated equity awards under the 2006 Plan and the Logistics LTIP assuming that an “exchange transaction” occurred on December 31, 2016, please see the “Change-In-Control” table above which assumes the acceleration of 99,298, 46,604, 10,295 and 9,221 RSUs for Messrs. Yemin, Ginzburg, Smith and Miller, respectively; 139,848, 27,686, 12,582 and 11,172 PRSUs for Messrs. Yemin, Ginzburg, Smith and Miller, respectively; and 24,488, 5,000 and 10,000 DKL Phantom Units for Messrs. Yemin, Ginzburg and Green, respectively.

2016 Long-Term Incentive Plan

Under the 2016 Plan and the applicable award agreements, equity awards that are not vested at the time the participant’s employment terminates will generally be immediately forfeited unless our Board or Compensation Committee determines otherwise. NQSOs and SARs that are vested but unexercised at the time of termination of employment will generally be forfeited unless they are exercised before the earlier of 30 days after such termination or the expiration of the award.

Upon the occurrence of a change in control (as defined in the 2016 Plan), outstanding awards will be adjusted or substituted in accordance with the terms of the 2016 Plan. If the participant does not receive a replacement award with respect to any outstanding award as of the change in control, then each such outstanding award will become fully vested and, if applicable, exercisable and any restrictions applicable to such award will lapse. For awards subject to performance goals, payout at a change in control will be based upon the greater of (i) a pro rata portion of the amount payable based upon “target” performance under the applicable performance goals or (ii) the amount payable based on actual performance level had the performance period ended on the date of the change in control. If a participant terminates his or her employment for good reason (as defined in the 2016 Plan), the participant is involuntarily terminated for reasons other than for cause, or the participant’s employment terminates due to the participant’s death or disability during the two-year period commencing on the date of a change in control, then (A) all replacement awards held by the participant will become fully vested and, if applicable, exercisable and free of restrictions (with any applicable performance goals deemed to have been achieved at a target level as of the date of such vesting), and (B) all stock options held by the participant immediately before such termination of employment that the participant also held as of the date of the change in control or that constitute replacement awards will remain exercisable for not less than two years following such termination of employment or until the expiration of the stated term of such stock option, whichever period is shorter (provided, however, that if the applicable award agreement provides for a longer period of exercisability, that provision will control). For an illustration of the value of accelerated equity awards under the 2016 Plan assuming that a “change in control” occurred on December 31, 2016, please see the “Change-In-Control” table above which assumes the acceleration of 49,275 RSUs for Mr. Green.

Compensation of Directors in 2016

We do not currently pay any director compensation to our sole employee director, Mr. Yemin. The compensation framework for our non-employee directors (the "Compensated Directors") was determined by the Board. Following a review of our director compensation by Aon in October 2015, the Compensation Committee recommended, and the Board approved, the director compensation framework set forth below that was followed during the 2016 fiscal year:

Base Retainer Fee (Per Year)	$80,000
Committee Retainers (Per Year):	Chairman	Others
Audit Committee	$15,000	$7,000
Compensation Committee	$15,000	$7,000
NCG Committee	$10,000	$5,500
EHS Committee	$10,000	$5,500
Equity Awards (Per Year)	$125,000

The following table sets forth a summary of the compensation we paid to our directors during fiscal year 2016.

Director Compensation
Name (1)	Fees Earned or Paid in Cash (2)		Stock Awards (3)	Option Awards	All Other Compensation (4)	Total
William J. Finnerty	$102,500		$124,955	—	$0	$227,455
Carlos E. Jordá	$100,500		$124,955	—	$0	$225,455
Charles H. Leonard	$106,583	(5)	$124,955	—	$0	$231,538
Gary M. Sullivan, Jr.	$97,292	(6)	$124,955	—	$0	$222,247
Shlomo Zohar	$99,500		$124,955	—	$4,350	$228,805

(1)
Mr. Yemin did not receive any compensation in 2016 for his service as a director. At December 31, 2016, Messrs. Finnerty, Jordá, Leonard, Sullivan and Zohar each held 4,666 unvested RSUs and Mr. Leonard also held 8,340 vested NQSOs and 1,500 vested SARs. No director held unvested NQSOs or SARs at December 31, 2016.

(2)
This column reports the amount of cash compensation earned in 2016 for Board and committee service. Messrs. Sullivan, Jordá, Leonard and Finnerty served as chairmen of the Audit, Compensation, NCG and EHS Committees, respectively, during the entire 2016 fiscal year. We reimburse our directors for all reasonable expenses incurred for attending meetings and service on our Board.

(3)
Amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for financial statement reporting purposes of 9,332 RSUs granted to each of Messrs. Finnerty, Jordá, Leonard, Sullivan and Zohar on June 10, 2016. The grant date fair value of $13.39 per share for Messrs. Finnerty, Jordá, Leonard, Sullivan and Zohar was equal to the NYSE closing price of our Common Stock on the grant date. Half of the RSUs granted to Messrs. Finnerty, Jordá, Leonard, Sullivan and Zohar vested on December 10, 2016, one-fourth vested on March 10, 2017 and the balance will vest on June 10, 2017.

(4)
Amounts in this column consist of the value of professional tax compliance services paid on behalf of Mr. Zohar. Beginning with the 2016 calendar year, we have reimbursed certain members of the Board for the reasonable cost of professional tax compliance services in the United States. This benefit is limited to members of the Board whose only significant income in the United States is derived from service on the Board (the “Foreign Directors”) and is further limited to $5,000 per calendar year. Because Exchange Act reporting requirements expose a Foreign Director’s compensation to public scrutiny, we believe that encouraging our Foreign Directors to seek professional tax advice will mitigate the personal risks that accompany this heightened scrutiny. In addition, we also believe that this benefit provides us with a retention and recruiting tool for Foreign Directors and protects us from the negative publicity that could surround a Foreign Director’s misstatement of his or her personal income tax liabilities.

(5)
Amount reflects base retainer fee for Board service, retainer fees for service on the EHS and NCG (as Chair) Committees throughout 2016 and a prorated retainer fee for service on the Compensation Committee from the beginning of the year through July 2016.

(6)
Amount reflects base retainer fee for Board service, a retainer fee for service on the Audit Committee (as Chair) throughout 2016 and a prorated retainer fee for service on the NCG Committee from July 2016 through the end of the year.

PROPOSAL 2

ADVISORY RESOLUTION APPROVING OUR EXECUTIVE COMPENSATION PROGRAM FOR OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC’s rules.

We are asking our stockholders to indicate their support for the compensation of our NEOs as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the compensation paid to our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask the stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the executive compensation program for the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the United States Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, other related tables and disclosure, and narrative discussion, all as set forth under the caption “Executive Compensation” in the Proxy Statement.”

Vote Required

The affirmative vote of holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote, present or represented at the meeting, a quorum being present, is required for the adoption of this proposal. Broker non-votes with respect to this matter will be treated as neither a vote “for” nor a vote “against” the matter, although they will be counted in determining the number of votes required to attain a majority of the shares present or represented at the meeting and entitled to vote. An abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote “against” the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

The “say-on-pay” vote is advisory, and therefore is not binding on us, the Compensation Committee or the Board. However, the Board and its committees value the opinions of the stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, will consider the stockholders’ concerns and the Board and its committees will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote “FOR” the approval of the above resolution.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON
OUR EXECUTIVE COMPENSATION PROGRAM FOR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory (non-binding) vote on the executive compensation program for our NEOs as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on our executive compensation program for our NEOs every year, once every two years, or once every three years. After careful consideration of this proposal, the Board of Directors has determined that an advisory vote on our executive compensation program for our NEOs that occurs every year is the most appropriate alternative for the Company. The Board of Directors believes that holding an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct and immediate input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. While this is an advisory vote and, as such, is nonbinding, the Board of Directors will carefully consider the results of the vote when considering the frequency of advisory votes on named executive officer compensation. The Board understands that our stockholders may have different views as to what is the best approach for the Company and looks forward to hearing from stockholders as to their preferences on the frequency of an advisory vote on compensation of our NEOs.

Vote Required

The proxy card provides the stockholders with the opportunity to choose among four alternatives with respect to this proposal (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be simply voting to approve or disapprove the Board’s recommendation.

This proposal will be determined by plurality of votes cast by holders of shares entitled to vote, meaning the alternative that receives the greatest number of votes (holding the vote every one, two or three years) will be the frequency that stockholders choose. Abstentions will not be taken into account in determining the outcome of the vote. Brokers do not have discretion to vote uninstructed shares with respect to this proposal. Accordingly, if brokers do not receive voting instructions from beneficial owners of the shares, they will not be able to vote the shares and broker non-votes may occur with respect to this proposal. However, broker non-votes will not affect the outcome of the vote.

Although the vote on the frequency of the “say on pay” vote is advisory and nonbinding, the Board of Directors and its committees will take into account the outcome of the vote when considering the frequency of future advisory votes on compensation of our NEOs.

The Board of Directors recommends that you vote to hold an advisory vote on our executive compensation program for NEOs every year.

AUDIT COMMITTEE REPORT

Management is responsible for our system of internal controls and the overall financial reporting process. Our independent registered public accounting firm, Ernst & Young LLP ("Ernst & Young"), is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and systems of internal accounting and financial controls.

During the 2016 fiscal year, the Audit Committee was comprised of Messrs. Sullivan (chairman), Leonard and Zohar. During 2016, the Audit Committee reviewed and discussed with both management and Ernst & Young all annual and quarterly financial statements prior to their issuance. During 2016, management advised the Audit Committee that each set of audited financial statements reviewed had been prepared in accordance with United States generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with Ernst & Young of matters required to be discussed pursuant to PCAOB Auditing Standard No. 1301 (Communications with Audit Committees), including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the audited financial statements. The Audit Committee also discussed with Ernst & Young matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board (the "PCAOB") for independent auditor communications with Audit Committees concerning independence. Additionally, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure, including our internal control over financial reporting.

Members of the Audit Committee rely, without independent verification, on the information and representations provided to them by management and on the presentations made to them by Ernst & Young. Accordingly, the oversight provided by the Audit Committee should not be considered as providing an independent basis for determining that management has established and maintained appropriate internal control over financial reporting, that the financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or that the audit of the Company’s financial statements by Ernst & Young has been carried out in accordance with auditing standards generally accepted in the United States.

Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, recommended to the Board that it approve the inclusion of the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee has recommended that the Board ask the stockholders to ratify the appointment of Ernst & Young as our independent registered public accounting firm at the Annual Meeting.

Members of the Audit Committee

Gary M. Sullivan, Jr., Chairman
Charles H. Leonard
Shlomo Zohar

RELATIONSHIP WITH INDEPENDENT AUDITORS

Set forth below are the fees paid for the services of Ernst & Young LLP:

	December 31,
	2016	2015
Audit Fees (1)	$2,029,404	$2,478,127
Audit-related fees (2)	31,224	91,263
Tax fees (3)	30,825	304,030
All other fees	—	—
Total	$2,091,453	$2,873,420

(1)
Audit fees consisted of services rendered to us or certain of our subsidiaries. Such audit services include audits of our consolidated financial statements and internal control over financial reporting, reviews of our quarterly financial statements, and audit services provided in connection with our regulatory filings. Fees and expenses are for services in connection with the audit of our fiscal years ended December 31, 2016 and December 31, 2015 regardless of when the fees and expenses were paid.

(2)
Fees for audit-related matters billed in 2016 and 2015 consisted of agreed upon procedures for us and our subsidiaries, procedures related to regulatory filings, access to accounting research materials, and consultations of various accounting and financial reporting areas.

(3)	Fees for tax services billed in 2016 and 2015 consisted primarily of consultation on various tax matters related to us and our subsidiaries and certain tax compliance related activities.

The Audit Committee has considered and determined that the provision of non-audit services by our independent registered public accounting firm is compatible with maintaining auditor independence.

Pre-Approval Policies and Procedures.  In general, all engagements performed by our independent registered public accounting firm, whether for auditing or non-auditing services, must be pre-approved by the Audit Committee. During 2016, all of the services performed for us by Ernst & Young LLP were pre-approved by the Audit Committee.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2017

The Audit Committee is responsible for the appointment, compensation (including final approval of audit and other fees), retention and oversight of the independent registered public accounting firm that audits our financial statements and our internal control over financial reporting. The Audit Committee has appointed Ernst & Young as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2017 including the audit of our internal control over financial reporting. Representatives of Ernst & Young are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions.

The Audit Committee annually reviews Ernst & Young’s independence and performance in deciding whether to retain Ernst & Young or engage an alternative independent auditor. As part of this review, the Audit Committee, among other factors, considers the following:

•	Ernst & Young’s historical and recent performance including input from Audit Committee members, other independent directors and our management.

•	Ernst & Young’s expertise and qualifications in serving as independent auditor for our different business operations.

•	A review of Ernst & Young’s known legal risks and any significant legal or regulatory proceedings in which it is involved.

•	Other information on audit quality and performance including recent PCAOB reports on Ernst & Young and its peer firms.

•
Ernst & Young’s tenure as our independent auditor and the benefits of continuity of members of the engagement team. Continuity provides institutional knowledge and experience in performing the audit of the company.

•
Ernst & Young’s conclusion that they are independent with respect to serving as our independent auditor. In addition to Ernst & Young’s conclusion that they are independent, the Audit Committee believes that Ernst & Young is independent and that there are controls and processes that help ensure such independence including the following: (a) Audit Committee oversight of Ernst & Young includes at least four private meetings each year and an additional four private meetings with the chair prior to each quarterly Audit Committee meeting; (b) Audit Committee interaction with and review of the industry and other qualifications of the lead partner and of the concurring partner including periodic rotation of such partners; (c) oversight of non-audit services that require preapproval by the Audit Committee precludes certain non-audit services and determines that Ernst & Young is an appropriate service provider; (d) discussions with Ernst & Young regarding their internal system of quality control including the firm’s internal quality reviews and procedures for maintaining independence with regard to audit clients; and (e) the overall regulatory framework and regulations and requirements of the PCAOB and the SEC that Ernst & Young is subject to as an independent registered public accounting firm.

We are asking you to ratify the selection of Ernst & Young as our independent registered public accounting firm for the 2017 fiscal year. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Ernst & Young to our stockholders for ratification because we value your views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered as a direction to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

The Board of Directors recommends a vote “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm.

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

To be considered for inclusion in the Proxy Statement for our 2018 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be in writing and submitted to the Secretary of Delek US Holdings, Inc. at 7102 Commerce Way, Brentwood, Tennessee 37027, and must otherwise comply with the requirements of Rule 14a-8. The proposal must be received no later than December 7, 2017 for us to consider it for inclusion.

Stockholders who desire to present business at our 2018 Annual Meeting, without inclusion in the Proxy Statement for such meeting, including a nomination of a candidate for election as director at such meeting, must notify our Secretary of such intent in accordance with our bylaws by writing to the Secretary of Delek US Holdings, Inc. at 7102 Commerce Way, Brentwood, Tennessee 37027. To be timely, such notice must be received not earlier than January 8, 2018, nor later than February 7, 2018, provided that if the date of the Annual Meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. The advance notice must also meet the other requirements of Section 2.02 of our bylaws. You may obtain a copy of our bylaws by writing to our Secretary at the address above.

ANNUAL MEETING OF STOCKHOLDERS OF

DELEK US HOLDINGS, INC.

May 8, 2017

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at http://phx.corporate-ir.net/phoenix.zhtml?c=196835&p=irol-proxy

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

â Please detach along perforated line and mail in the envelope provided. â

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1	Election of Directors:	NOMINEES:
☐	FOR ALL NOMINEES	¡	Ezra Uzi Yemin
¡	William J. Finnerty
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Carlos E. Jordá
¡	Charles H. Leonard
☐	FOR ALL EXCEPT (see instructions below)	¡	Gary M. Sullivan, Jr.
¡	Shlomo Zohar
INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ¤
To change the address on your account, please check the box at right and indicate your new address in the address space above.
Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐
2	Advisory resolution approving our executive compensation program for our Named Executive Officers	FOR ☐	AGAINST ☐	ABSTAIN ☐
3	Advisory vote on the frequency of the advisory vote on our executive compensation program for Named Executive Officers	EVERY YEAR ☐	EVERY 2 YEARS ☐	EVERY 3 YEARS ☐	ABSTAIN ☐
4	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2017 fiscal year.	FOR ☐	AGAINST ☐	ABSTAIN ☐
Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting. The stockholder below acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each of which has been furnished herewith.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS, "FOR" THE ADVISORY RESOLUTION APPROVING THE EXECUTIVE COMPENSATION PROGRAM FOR OUR NAMED EXECUTIVE OFFICERS, "FOR" HOLDING THE VOTE ON EXECUTIVE COMPENSATION EVERY YEAR AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2017 FISCAL YEAR.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD'S RECOMMENDATIONS.
PLEASE COMPLETE, DATE, SIGN, AND RETURN THE PROXY IN THE ENVELOPE PROVIDED.
Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

DELEK US HOLDINGS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2017.

Ezra Uzi Yemin and Assaf Ginzburg and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution and resubstitution, are hereby authorized to represent and to vote all shares of common stock, par value $0.01 per share, of Delek US Holdings, Inc. held of record by the undersigned on March 15, 2017, at the Annual Meeting of Stockholders to be held at 2:00 p.m. CDT on May 8, 2017, at the Drury Plaza Hotel, Bending Chestnut Room, 1874 West McEwen Drive, Franklin, Tennessee 37067, and any adjournment or postponement thereof. Any and all proxies heretofore given are hereby revoked.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD'S RECOMMENDATIONS.

(Continued and to be signed on the reverse side)